UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



Amendment Number 2 to Form SB



REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933






RMX REIT, INC.
(Name of small business issuer in its charter)

   WASHINGTON                     6599                        91-1869110
(State or jurisdiction   (Primary Standard Industrial       (I.R.S.  Employer
of incorporation          Classification Code Number)       Identification No.)
or organization)





220 WEST MERCER STREET #400, SEATTLE, WA  98119  (206) 282-8221
(Address and telephone number of principal executive offices)


220 WEST MERCER STREET #400, SEATTLE, WA  98119  (206) 282-8221
(Address of principal place of business or intended principal place of business)





RICHARD A. EKMAN, 220 WEST MERCER STREET #400, SEATTLE, WA  98119
(206) 282-8221
(Name, address and telephone number of agent for service)





Date proposed for sale June 5, 1998

CALCULATION OF REGISTRATION FEE

Title of     Dollar Amount  Proposed Maximum  Proposed maximum    Amount of
each class     to be        offering price    offering price      registration
of            registered     Per Unit                              fees
securities
to be registered

Common        $12,000,000       $5           $12,000,000           $3,540



The registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



This Second Amended Registration Statement consists of a total of 78 pages.


PROSPECTUS

2,400,000 SHARES
RMX REIT, INC.
220 West Mercer Street #400
Seattle, Washington  98119

This offering is for 2,400,000 shares of common stock in a newly formed Company. The Company is offering to sell its Common Stock at $5.00 per share to new investors, insiders, affiliates and existing shareholders pursuant to its Dividend Reinvestment Program which is discussed in this prospectus. The Company intends to use the proceeds of the offering to purchase high interest bearing mortgage paper securities, secured by real property in the Pacific Northwest. The Company intends to pay dividends on a quarterly basis.



The minimum initial investment is Ten (10) shares for a total investment of Fifty ($50.00) dollars. Insiders and affiliates may purchase shares at the offering price to meet the initial minimum offering. Insiders and affiliates presently intend to purchase no more than 5,000 shares. Each investor must meet certain investor suitability standards and consider this to be a long term investment. The only market that is expected to be available for the shareholders to liquidate their investment is to sell their stock to a new or an existing shareholder, which is further restricted as noted in the legend on each certificate, in order to maintain the REIT federal tax pass through status. The Company intends to offer a matching service to facilitate shareholder liquidity, but makes no assurances that any shareholder will be able to sell their stock when they desire to do so.

The Company has identified the most significant risks to the investor is as follows:

       New Company - No Operating Experience

       No Public Market - Limited Shareholder Investment Liquidity

       High Risk Borrowers are Likely to Default

       Dependence on its Management Company

       Substantial Compensation to its Management Company

       Appraisal may Overstate Value of Security


See Risk Factors for Relevant to this Investment in Common Stock beginning at page ____



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Per unit total    Price to          Underwriting     Proceeds to
                  Public            Discounts        the Company

Per unit          $       5.00      $       None     $       5.00
Minimum Offering       350,000              None          350,000
Maximum Offering  $ 12,000,000      $       None     $ 12,000,000 (i)



(i) Before payment by the Company of legal, accounting, filing and printing expenses, estimated to be at least $42,500.


No person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.



The Common Stock is exclusively offered on a best efforts basis for sale directly to investors by the Officers and Directors of the Company.







The date of this Prospectus is May 27, 1998





AVAILABLE INFORMATION



RMX REIT, INC., UNDERTAKES TO BECOME A VOLUNTARY REPORTING COMPANY. IN ADDITION TO THE 10Q AND 10K, EACH SHAREHOLDER WILL BE PROVIDED WITH A QUARTERLY MANAGEMENT REPORT THAT INCLUDES A FINANCIAL SUMMARY FOR THE PAST QUARTER, THE STATUS OF THE LOAN PORTFOLIO AND THE DIVIDEND APPROVED BY THE BOARD OF DIRECTORS FOR THE QUARTER. THE COMPANY ALSO PROVIDES THE SHAREHOLDERS WITH AN ANNUAL REPORT WHICH CONTAINS THE AUDITED FINANCIAL STATEMENTS AND THE NOTICE OF THE ANNUAL SHAREHOLDERS MEETING. THE COMPANY HAS AND DOES INTEND TO COMPLY WITH THE NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION (referred to as "NASAA" herein) GUIDELINES ADOPTED FOR THE MANAGEMENT AND OPERATION OF REAL ESTATE INVESTMENT TRUSTS (referred to as "REIT" herein). IN ADDITION, THE COMPANY MUST COMPLY WITH THE PROVISIONS OF THE INTERNAL REVENUE CODE IN ORDER TO MAINTAIN ITS FAVORABLE TAX PASS THROUGH STATUS.





RMX REIT, INC., WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO RECEIVES A PROSPECTUS, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OF THE INFORMATION THAT WAS INCORPORATED BY REFERENCE IN THE PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS THE EXHIBITS ARE THEMSELVES SPECIFICALLY INCORPORATED BY REFERENCE). IN ORDER TO RECEIVE SUCH INFORMATION, PLEASE CONTACT THE FOLLOWING DEPARTMENT:



RMX REIT, INC.
ATTN: SHAREHOLDER RELATIONS
220 WEST MERCER STREET #400
SEATTLE, WASHINGTON 98119
(206) 282-8221



ALL QUESTIONS AND REQUESTS FOR INFORMATION BY POTENTIAL INVESTORS SHOULD BE DIRECTED TO THE ADDRESS AND TELEPHONE NUMBER NOTED ABOVE. INVESTMENT IN A SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR INVESTMENT IN ITS ENTIRETY.





INVESTORS SHOULD CAREFULLY REVIEW THIS PROSPECTUS, PARTICULARLY WITH REGARD TO THE RISKS (SEE "RISK FACTORS") AND CONFLICTS OF INTEREST, (SEE "CONFLICTS OF INTEREST") BEFORE MAKING A DECISION TO INVEST. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.



WARNING: The Company is relying on Section 3 (c)(5)(C) that it is exempt from registration from the provisions of the Investment Company Act of 1940. Therefore, shareholders cannot expect the Company to redeem any of its securities.

TABLE OF CONTENTS



                                                                  Page



Summary of the Offering                                   11
   The Company                                            11
   Principal Business of the Company                      11
   Management                                             11
   Prior Experience of the Management Company (CLS)       11
 		Compensation to the Management Company                 12
 		Investment Objectives and Policies                     12
 		Description of Capital Stock                           12
 		Federal Income Tax Considerations                      12
 		Risk Factors and Conflicts of Interest                 13
	 	Annual Reports                                         13
  	Board of Directors May Delay or Deny
    			Acceptance of Investors Funds.                     13

Risk Factors                                              14
		 New Company - No Operating Experience                  14
 		No Public Market - Limited Shareholder Investment      14
 		High Risk Borrowers                                    14
	 	Dependence on its Management Company                   15
	 	Substantial Compensation to Management Company         15
	 	Appraisal May Overstate Value of Collateral            15
	 	Market Risks                                           15
	 	Federal Income Tax Status                              16
	 	Lack of Portfolio Geographic Diversification           16
 		Loss on Liquidation of REO                             16
 		Value of Collateral May Decrease                       16
	 	Market Interest Rates                                  16
 		Conflicts of Interest                                  16
	 	Leverage                                               17
 		Usury                                                  17
 		Insurance                                              17
 		Other Government Regulation                            17

Use of Proceeds                                           17

Determination of Offering Price                           18

Selling Security Holders and Matching Service             18
		 Continued Registration Aids Shareholder Investment
		    	Liquidity                                          18
 		Matching Service For Existing Shareholders to Sell
    			Their Stock                                        18

Plan of Distribution                                      19
		 No Outside Selling Agents                              19
 		Shareholder Ownership Restrictions                     19
 		Investor Suitability Standard                          19
 		Long Term Investment-Funds May Not be Accepted         19
 		Funds from Stock Sales are Invested in New Loans       19
	 	Board of Directors May Delay or Deny Acceptance of
    			Investor Funds                                     20

Legal Proceedings                                         20
 		General                                                20
	 	Usury and Federal Preemption of State Law              20
 		Home Ownership and Equity Protection Act               20
	 	Investment Company Act of 1940                         21
 		Other Actions                                          21

Directors, Executive Officers, Promoters
	     	and Control Persons                                21
 		Officers and Directors of the Company                  21
  	Background & Education information regarding
    			Officers and Directors of the Company              22
 		Director Responsibilities                              23
 		Independent Director Responsibilities                  23
 		Board approves all loans and fees paid to CLS          23
	 	Quarterly Reports                                      24
  	Annual Reports                                         24
 		Board Members and Officer Compensation                 24
	 	No Employees                                           24
	 	Involvement in Certain Legal Proceedings               24

Security Ownership of Certain Beneficial Owners
     		and Management                                     25

Description of Securities                                 25

Interests of Named Experts and Counsel                    25

Disclosure of Commission Position on Indemnification for
     		Securities Act Liabilities                         26

Certain Relationships and Related Transactions            26
 		General                                                26
	 	Compensation of Officers                               27
 		Management Relationships                               27
	 	Loan Closing and Servicing Relationship                27
	 	Prohibited Lending Practices                           27
 		Summary of the Management Agreement                    27
 		Summary of the Loan Acquisition Process                28
 		Summary of the Collection Process                      29
	 	Management Compensation                                30
     			Payment of Management Fees                        30
     			Payment of Loan Acquisition Fees                  30
     			Payment of Loan Closing, Escrow and Late Fees     30
	    	 	Fees Projected to be Received by CLS              31
 		Conflicts of Interest                                  31

Description of the Business                               32
 		Form and Year of Organization                          32
	 	REIT Status                                            32
 		Business of the Company                                32
 		Value of Real Estate Collateral                        32
 		Reliance on its Management Company (CLS)               33
	 	Competition                                            33
	 	Ability to Compete                                     33

Management's Discussion and Analysis of Financial Condition
      		and Results of Operations                         33
 		Overview                                               33
	 	REIT Tax Status                                        34
	 	Source of Funds to Purchase New Loans                  34
	 	Source of Funds to Pay Expenses and Dividends          34
 		Anticipated Results from Operations in 1998 and 1999   34
   Sources of Loans                                       34
	 	Security for Loans                                     34
	 	Loan to Value (LTV) and Underwriting Guidelines        35
	 	Investment Restrictions                                35
	 	Procedure to Enforce Investment Policy                 35
 		Plan for the Future                                    35
	 	Capitalization                                         36

Description of Company Investment Objectives              36
	 	Investment Objectives and Policies                     36

Market for Common Equity and Related Transactions         36
 		No Public Market                                       36
	 	Ownership Restrictions                                 36
	 	Distributions of Dividends                             36
 		Dividend Objective and Performance                     36
 		Dividend Reinvestment Plan                             37

Executive Compensation                                    37

Federal Income Tax Considerations                         37
   Federal Income Taxation of the Company                 37
 		Requirements for Qualification as a REIT               39
 		Taxation of the Shareholders                           44
 		Taxation of Shareholders on Disposition of Shares      45
 		Capital Gains and Losses

Glossary



THIS PROSPECTUS CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS PROSPECTUS.



This Prospectus consists of a total of 46 pages.



                   SUMMARY OF THE OFFERING

The following is a summary of important information contained in this Prospectus, but it is not complete and is qualified in its entirety by reference to the entire Prospectus. The glossary of definitions of certain banking, insurance and financial terms used throughout this prospectus is located at the end and should be referred to as necessary.


The Company. The Company was incorporated in the State of Washington on June 19, 1997. The Company has not issued any stock and does not expect to actually begin doing business until the spring of 1998, after this offering is effective and the minimum initial offering is sold. The Company expects to ratify the present directors and ratify the management contract with CLS. There is a risk that there could be a change in control since the present management has no significant ownership interests in the Company. The Company intends to issue stock to investors and use the funds to purchase fixed term interest bearing mortgage paper securities ranging from 10% to 18% annually. The Company intends to qualify and file its federal tax returns as a Real Estate Investment Trust, thereby passing its net income in the form of dividends to the shareholders without federal income taxation at the Company level. The Company has no debt, except for the amount loaned to the Company by CLS Financial Services, Inc. ("CLS") to pay for legal and accounting expenses incidental to this offering.


Principal Business of the Company. The principal business of the Company is to acquire loans and participations in loans secured by real property. The primary basis for the loan is the collateral value of the security, and to a lesser effect, the ability of the borrower to repay the loan. Generally, the Company will purchase promissory notes secured by Deeds of Trust. (See "Summary of the Loan Acquisition Process") The promissory notes are then indorsed over to the Company and the real estate security documents, primarily Deeds of Trust, Real Estate Contracts and or Mortgages are then assigned to the Company. Upon transfer by assignment, the Company actually owns the interests in the Mortgage Paper Securities directly. The annual interest rates on the notes are expected to range from 10% to 18%, with the average being 12%. CLS and its affiliates escrow and collect on the accounts under its Custom Servicing Agreement. (See
"Summary of the Collection Process")

Management. The Board of Directors manages the Company and establishes investment policies and objectives, which have been incorporated into the Company Bylaws. The Company has only officers as employees and contracts for all of its services.
The Company has contracted with CLS Financial Services, Inc., sometimes referred to herein as the "Management Company," "CLS" or as the "Advisor" (the term used in the NASAA statements of policy), to provide the Company with loans to purchase for its portfolio. The management contract is for one year, which is renewable, and is cancelable upon sixty (60) days notice without cause. The Board of Directors has executed a management contract with CLS, which loaned the Company the initial funds to initiate this offering. (See "Description of Business" and "Management Discussion of Financial Condition and Results of Operations" sections.) The Company corporate records, which include the stock records, auditors reports, management reports etc., are maintained at the Corporate headquarters. The loan closing, escrow function, and collections actions are performed by CLS in its offices. CLS will originate and then sell the Company the majority of the loans for the portfolio of the Company.


Prior Experience of the Management Company (CLS).   The Company
expects to purchase the majority of the loans for its portfolio directly from CLS. CLS was founded by, has been, and is owned and operated by, its President, and Stockholder, Mr. Gerald C. Vanhook. CLS was incorporated in the State of Washington in March 1990, and immediately began operations as CLS Mortgage of Lynnwood, Inc. In March 1994, CLS amended its Articles of Incorporation to change its name to CLS Financial Services, Inc.
 CLS has three (3) major shareholders, namely Mr. Gerald C. Vanhook and his wife, Lorrie, Mr. Melvin L. Johnson, Jr. and his wife, Deidre, and Puget Sound Investment Group, Inc., ("PSIG"). PSIG is owned fifty percent (50%) by the Vanhooks and fifty percent (50%) by the Johnsons. PSIG owns a subsidiary company, Puget Sound Real Estate Services Group, Inc., (PSRESG"). CLS has registered with the State of Washington as a Consumer Loan Act Lender and has been issued a permit by the State of Washington to sell Mortgage Paper Securities to Washington residents. CLS has operated profitably since 1990. During 1997, CLS posted revenues of $1,730,865 from loan fees, interest
and loan servicing.   At year end 1997, CLS had assets of
$7,905,735 and a shareholder equity of $1,607.735. A complete copy of the audited financial statements for year end 1997 is available upon request.


Compensation to the Management Company (CLS). The Company has agreed to pay CLS an annual management fee of up to two percent (2%) of its average invested assets. CLS performs all of the administrative day to day operations normally associated with a business. The fee is paid on a monthly basis at one-twelfth of two percent (2%) of the average of all invested assets outstanding at the end of the month. There are no other charges for personnel fees, equipment rental, advertising or other normal and customary business expenses. The management fee does not cover legal, auditing and other professional fees or costs pertaining to this offering. In addition, CLS retains a portion of the interest rate, the "split" which is part of the servicing agreement. The amount of the split is determined on a loan by loan basis, and is expected to range from .25% to 4% and is expected to average slightly less than 2%, depending on the market. The purpose of the split is to shift the burden of collection payment delays and costs from the Company to CLS. In the event of a default, CLS and/or its affiliate, PSIG through its subsidiary PSRESG, has agreed to pay the Company its interest due on the account and pursue collection. There is no guarantee that CLS, or its affiliated Companies have the financial resources to keep all accounts current. In the event that the amount of dividends to be paid to the shareholders is below 2% (8% annualized) in any given quarter, then CLS agrees that it will not be entitled to any management fee or a rate split on the loans in the portfolio. In addition to the management fee and rate split, CLS is paid a loan acquisition fee, sometimes referred to as an "origination fee" or a "discount," of up to 12% from the loan proceeds. The average rate is expected to be 4% to 6%. The rate is determined by the market and competition. There is a direct relationship between the loan principle, the value of the security and the acquisition fee percentage. In general, as the loan principle increases, the acquisition fee percentage decreases due in part
to the market and the fixed costs of doing business.   At loan
closing, the borrower receives the net proceeds (total loan less the acquisition fee and costs) and is legally liable to repay the entire loan, which includes the fee and costs. CLS actually funds the loans on its own line(s) of credit, then packages and sells the loan or a participation in the loan to the Company shortly thereafter. The fee is paid from the loan proceeds advanced by the Company on a nonrecourse basis, however, the Company and CLS maintain that the loan acquisition fee is actually paid by the borrower.

Investment Objectives and Policies. The Company's principal investment objective is to acquire a portfolio of real estate collateralized loans which will produce a blended annual net yield in dividends to its Shareholders. It is the Company's policy to acquire loans from CLS, in which the borrowers are, for a variety of reasons, considered high or higher risk. The loans are secured by real estate generally located in the Pacific Northwest. Due to the relatively high interest rates, the majority of loans will actually be paid off early. Policies on loan to value (LTV) ratios and other investment criteria have been incorporated into the Company Bylaws. Underwriting considerations are set forth by the Board of Directors on an as needed basis according to market conditions.


Description of Capital Stock. The authorized capital stock of the Company consists of 2.4 million (2,400,000) common shares which will be issued at $5.00 per share. The offering price paid by all shareholders and investors who purchase shares in this offering is Five Dollars ($5) per share. Insiders and affiliates may purchase stock, and are expected to do so in order to meet the minimum initial offering. Each new investor must meet the Company suitability standards and purchase a minimum of Fifty (10) shares for a minimum investment of Fifty Dollars ($50). All common shares are voting shares, equally participating in dividends and there is no cumulative voting. No individual shareholder, including insiders and affiliates, may own more than 9.8% of the outstanding and issued stock in the Company.

Federal Income Tax Considerations. As a REIT, the Company is allowed to pass through earnings to shareholders without the earnings being taxed at the Company level. A REIT is not taxed at the Company level, provided the Company complies with the investment, shareholder ownership and dividend payment set forth in the Internal Revenue Code. The REIT status is dependent on many conditions discussed in detail in the section regarding Federal Income Tax Considerations. Should the Company fail to meet any material condition set forth in the Code, it will be taxed as a "C" corporation, which would reduce the profitability of the Company and net profits available for distribution as dividends.

Risk Factors and Conflicts of Interest. Investment in the shares of the Company is subject to certain risks, including, but not limited to, the fact that the Company is a business that has just begun operations and has no operating results, the fact that there is no public market for the shares and none is likely to develop causing limited shareholder liquidity, the loans will be made to relatively high risk borrowers that are likely to default, the dependence on CLS to manage the Company, the appraisal may overstate the value of the real estate granted as security for the loan(s) and that market interest rates may rise or fall inconsistent with the Company's investment policy and objectives. There are conflicts of interest since the Secretary of the Company is also an officer of CLS and its affiliates. In order to mitigate the potential conflicts of interest, the Company has adopted procedures to enforce the company underwriting criteria. (See "Conflicts of Interest" and "Enforcement of Underwriting Policy" Sections). In addition, the Company could borrow money and leverage new loans thereby subordinating the rights of equity holders to creditors, that the Company may be subject to the usury and consumer protection laws of the State of Washington and other states and that insurance may lapse or not be available at reasonable rates to insure Company property interests. In addition, the Company could be taxed as a "C" Corporation, in which case the profits of the Company would be taxed by the Internal Revenue Service thereby reducing the distributed dividends by the amount taxed. Additionally, since no stock has been sold, new shareholders could vote in new directors and a new management company.


Annual Reports. The Company intends to provide Quarterly Reports and an Annual Report which contains the Audited Financial Statements to the shareholders. The Quarterly Report will include a Summary Letter signed by the President, the unaudited financial statements will include the Income Statement for the Period, the Balance Sheet, the Loan Portfolio Report, the Delinquent Account Report, the Report on Company Owned Property and disclosures of all related party transactions. The Board of Directors has mandated that the quarterly dividend checks be distributed to the shareholders with the Quarterly Report not later than 30 days after the close of each calendar quarter. The Annual Report will contain a special report to the Shareholders from the Board of Directors, the Audited Financial Statements and the Notice of the Annual Shareholder Meeting, which contains the agenda. The reporting, certain related party transactions, is intended to conform to the NASAA Statements of Policy regarding REIT disclosure guidelines and Generally Accepted Accounting Principles ("GAAP"), Accounting Research Bulletin ("ARB") number 43 Chapter 1A and Financial Accounting Standards Board ("FASB") number 57 & 96.

Board of Directors May Delay or Deny Acceptance of Investors Funds. The Company expects to be able to invest all available funds by purchasing new loans and participations in loans that meet its investment policies. The Company has not and does not intend to retain any outside selling agents. In the event funds from new investors and or from paid off loans are more than the Company can invest into new loans, the Board of Directors intends to delay the acceptance of new investor's funds as frequently as necessary until the new investor proceeds can be absorbed into new loans. The Board of Directors and CLS have plans to increase the loan purchasing capacity, if necessary.
At present, CLS has the capacity to sell the Company up to Two Million Dollars ($2,000,000) per month in conforming loans. The maximum offering is for Two Million Four Hundred Thousand (2,400,000) shares for an offering maximum of Twelve Million Dollars (12,000,000). The Company expects to issue an average of one hundred thousand shares (100,000) totaling five hundred thousand dollars ($500,000) per month until the offering is sold out. In addition, in event that the Company determines that an Investor is intending to invest in the shares of the Company on a short term basis, the Company will deny the investment or a subsequent reinvestment.


                            RISK FACTORS

The purchase of the common stock in this offering involves various risks. The material risks that prospective purchasers should consider before making a decision to purchase the stock in RMX REIT, Inc., are set forth below. In addition, businesses are often subject to risks not foreseen or fully appreciated by Management. In reviewing this Prospectus, potential investors should keep in mind other possible risks that could be important.

New Company - No Operating Experience. The Company was incorporated under the laws of the State of Washington on June 19, 1997 and as yet has not conducted any business.
Accordingly, it has not been engaged in the business of acquiring, managing and disposing of mortgage-collateralized and other financial assets and obligations, and has no history of operations upon which prospective purchasers of the stock can rely. Although the management company has engaged in similar activities in the mortgage business, the Board of Directors and the Company have no history of operations in the market. In addition, the shareholders could elect new directors and contract with another management company.


No Public Market - Limited Shareholder Investment Liquidity. There is no public market for the shares and such a market is not expected to develop. Investors have no right of redemption from the Company and cannot expect the Company to repurchase their stock. Investment in the shares of the Company is and should be a long term investment. The Secretary is empowered to void any transfer that would preclude the Company from qualifying as a REIT for federal tax purposes. This information is contained in the legend on each stock certificate. The Company will attempt to assist and facilitate a shareholder in their attempts to sell their stock by providing the selling shareholder with the existing shareholder list and advising the selling shareholder of existing shareholders who have expressed a desire to purchase additional shares, including those who have elected to reinvest their quarterly dividends as a method of improving shareholder liquidity. In order to use the matching service, the Company intends to require existing shareholders to sell the shares at the offering price of $5.00 per share. (See "Ownership Restrictions" section).


High Risk Borrowers Are Likely To Default. The Company intends to acquire loans that are made to high or higher risk borrowers, who in many cases have been refused loans or credit by banks and other lending institutions. Persons indebted to the Company may default on obligations due the Company for a variety of reasons, e.g. divorce, illness, death, loss of job, business failure, bankruptcy, government policy changes, or other uncontrollable factors unknown to management at the time the persons become indebted to the Company. Although the Company will take precautions, there is no assurance that defaults and losses will not occur in a portfolio of this type. The Company expects that 10% of the loans in the portfolio will be at least 30 days delinquent at any point in time. (See "Description of the Business" and "Loan Closing and Servicing" sections). In event of a foreclosure and subsequent sale in which the net sale proceeds are less than the loan principle, the Company would experience a loss. (See "Loss on Liquidation of REO").

Dependence on CLS as its Management Company. The Company has no employees other than officers and contracts with CLS to manage its day to day activities. The Company will be heavily dependent on CLS. The Company also relies on CLS to originate sufficient loans for the Company to acquire for its loan portfolio. The loans, once approved by the Board of Directors, are without recourse. In event CLS would go out of business, the Company would have to find a new management team and a new source to purchase loans from which would likely be more expensive and less experienced in this market. (See "Certain Relationships and Related Transactions" section.)

Substantial Compensation to Management Company (CLS).   The
Company has agreed to pay a fee of up to 2% annually of its invested assets, paid on a monthly basis. The Board of Directors of the Company has approved loan acquisition fees that are paid from the loan proceeds to CLS that in some cases will likely exceed the acquisition fee of six percent (6%) deemed presumptively reasonable by the North American Securities Administrators Association (NASAA) for all REITs offering shares to the public in the United States and Canada. The Company has approved the payment to CLS of an acquisition fee of up to 12% of the loan amount each time a loan is placed in the Company's portfolio. This fee is paid regardless of how the loan performs in the future. The average fee is expected to be 4% to 6%. The Company will recoup this fee only if and when the loan is repaid. Additionally, since this fee will constitute the substantial majority of the compensation received by CLS, it has the incentive to advocate the rapid turnover of the Company's portfolio. (See "Certain Relationships and Related Transactions" section and "Conflicts of Interest" subsection below).

Appraisal May Overstate Value of Collateral. Since the Company bases its loan purchases on the value of real estate securing the loan and to a lesser extent the borrower's ability to repay the loan, the Company relies heavily on the appraisal. The Company policy requires that all appraisals must be conducted by a licensed and experienced appraiser. The majority of appraisals will be done by independent appraisal companies, and reviewed by in house appraisers from CLS. However, in some cases, CLS may rely on the tax assessed valuation, and not require an appraisal in event the loan to value ration is extremely low. All appraisals are an estimate of value and may overstate the actual value of the collateral when sold. In the event of a default and subsequent foreclosure, the value of the property may be significantly less than the appraisal and could result in a loss of interest that would have been due on the loan and a portion of the principal. (See "Description of the Business" and "Financial Statements" sections.)

Market Risks. The ability of the Company to purchase suitable mortgage backed securities and to generate income from the net cash flows relating thereto, will be affected by various factors, some of which are beyond the control of the Company. The results of the Company's operations will depend on the availability of mortgage backed securities to purchase. The yields will depend upon the nature, terms and conditions in the financial markets, which is impacted by the fiscal and monetary policies of the United States Government and the Federal Reserve Board, competition, regulation and other factors, none of which can be predicted with any certainty. The Company activities will be influenced by interest rates, which depend in large part on the ability of the Company to respond to fluctuations in market interest rates and to utilize appropriate strategies to maximize returns to the Company while attempting to minimize the risks.

Federal Income Tax Status. The Company intends to file its Corporate tax returns as a REIT for 1998 and beyond. Investors should note that the REIT status is contingent upon a number of conditions. There is no assurance that the Company will meet these conditions. If any one of the conditions are not met, then the Company will be taxed as a "C" Corporation which would have the effect of reducing or eliminating earnings per share and dividend distributions. (See "Federal Income Tax Considerations" section.)

Lack of Portfolio Geographic Diversification. The substantial majority of the Company portfolio will be invested in loans secured by real property, most of which will be located in Western Washington. In event of a regional reduction in real property values caused by a variety of uncontrollable market forces, the security for the loans would be negatively impacted.
 The borrowers could also be adversely impacted by any regional recession causing an increase in delinquency rates. The Company does not intend to expand its portfolio into other types of investments for diversity purposes, e.g. stocks, bonds, mutual funds, etc. In order to maintain its REIT tax status, the Company is limited as to its investment options. (See "Federal Income Tax Considerations" section).

Loss on Liquidation of REO.    The Company has contracted with
CLS through its affiliate PSIG, to provide it with the custom servicing agreement. Essentially, PSIG receives a "Rate Split" to cover the cost of loans in default. (See "Description of the Business Section"). In consideration of the rate split, PSIG agrees to maintain the payments to the Company when the loans are in default and initiate the collection action and advance costs related thereto. (See "Summary of the Collection Process"). In further consideration, PSIG or its affiliate, retains the late charges and default interest when the borrower
brings the account current.   In event of a foreclosure, PSIG
advances the costs necessary to complete the foreclosure, sells the real property and pays the Company the principle balance and
any accrued but unpaid interest.   However, there are no
assurances that CLS or its affiliates can maintain all payments current, should the total default exceed 20% of the portfolio. In that event, CLS and its affiliates have agreed to forfeit any payments made to the Company. After the foreclosure, the Company will then own the property and begin marketing the REO. An eventual sale may be for an amount less than the principle balance. In that event the Company would experience a loss.

Value of Collateral May Decrease. The real property granted as security by the borrower may depreciate in value due to conditions beyond management's control or the original appraisal may have been inflated. The actual disposition value of the property after foreclosure could be lower than the amount owed at the time of foreclosure. In that event, the Company would not recover its principle and interest owed. (See also "Insurance" subsection below).

Market Interest Rates. Market interest rates may rise or fall and the interest paid to the Company may not reflect the market rates. When the Company has funds to reinvest, it may not be able to do so at the same rate it was previously receiving. This would negatively effect the earnings of the Company. (See "Description of the Business" section).

Conflicts of Interest. This offering involves numerous conflicts of interest, principally surrounding CLS and how it is compensated. Specifically, CLS will receive the majority of its compensation from the Company by selling loans to the Company. This encourages CLS to sell shorter term loans to the Company for its loan portfolio. There are conflicts of interest, since the Secretary of the Company is also an officer of CLS and its affiliates. In order to mitigate these potential conflicts of interest, the company and CLS have adopted procedures to enforce the company underwriting criteria. (See "Conflicts of Interest" and "Procedure to Enforce Investment Policy") In addition, the company could borrow and leverage new loans.

Leverage. While the Company does not currently plan to borrow additional funds and working capital, the Board of Directors is authorized to do so. If funds are borrowed and not invested at a higher rate of interest, the Company may have losses. (See "Description of the Business" section).

Usury. Washington and other states have usury laws which establish ceilings on the interest rates that may be charged on certain types of loans. In Washington the maximum rate is 12%, but that rate is subject to several exemptions. Violation of the usury provisions may substantially reduce or eliminate the lender's recovery of the loan principal and interest. The Federal Depository Institution of Deregulation and Monetary Control Act of 1980 preempts state usury laws for federally related mortgage loans, which are generally first mortgage loans on a borrower's residence made by a qualified lender. Loans made for commercial, agricultural or investment purposes are generally exempt from state usury laws. The Company and CLS rely on this federal preemption. All loans purchased by the Company are expected to be exempt from the usury laws of the state in which the property is located. (See "Legal Proceedings" section.)

Insurance. In the event of a borrower default, it is customary in the industry to initiate legal proceedings against the collateral rather than against the borrower. The borrower is required to maintain adequate insurance to cover the outstanding loan balance. In the case where the real estate granted as security for the loan is partially or wholly destroyed, the Company would recover from the insurance proceeds. CLS has policies and procedures in place to regularly check each loan. However, through administrative oversight, CLS could fail to follow up on any particular loan thus allowing the insurance coverage to lapse. The Company could proceed against the CLS errors and omissions policy. However, that policy may not be insufficient to cover the total loss. Insurance coverage may not be available to the borrower to insure the real estate in which the Company has a collateral property interest (uninsured). Further, the borrower could maintain insufficient hazard insurance (underinsured) or the security is damaged by an act for which no insuring promise was given (e.g. flood, arson, terrorist act, etc.) (denial of insurance coverage). (See "Description of the Business" section.)

Other Government Regulation. In 1994, Congress passed the Home Ownership and Equity Protection Act (HOEPA), which became effective on October 1, 1995. HOEPA defines certain loans, including some loans originated by CLS which may be subsequently purchased by the Company, as "high cost mortgages." Among other provisions, the legislation prohibits high cost mortgages from including certain terms, generally not applicable to the Company. However, since the bill provides for increased civil liability for violations and enables the borrower to assert such claims against both the originator of the high cost loan (CLS) and any persons to which the loan is assigned (the Company), it is viewed as likely that some borrowers in default may raise the defenses, whether the defenses are proved to have merit or not. As of the date of this prospectus, no borrowers in default have raised the provisions of HOEPA as a defense to loans originated by CLS. (See "Legal Proceedings" section).

                          USE OF PROCEEDS

The Company has and intends to use the proceeds of this offering to purchase new loans and participations in loans secured by
real property.   The offering costs are anticipated to be at
least $42,500. The Company intends to compensate its President, its professional advisors and the management company. The Company does not expect to incur any other business expenses, other than offering costs paid to regulators as disclosed herein. (See "Summary of the Loan Acquisition process" and "Description of the Business" sections.

               DETERMINATION OF OFFERING PRICE

The Company has arbitrarily determined the offering price for each share to be five dollars ($5.00). The Board of Directors established the price per share at that amount since the Company was formed and expects that the policy will remain unchanged. The Company policy is to require that all authorized shares shall be purchased from the Treasury of the Company for five dollars ($5.00) per share. No stock has been or will be issued for any other amount unless the Articles of Incorporation are amended. The Company does allow the provision for purchasing fractional shares rounded to the nearest hundred at the prorated rate of $5.00 per whole share.

          SELLING SECURITY HOLDERS & MATCHING SERVICE

Continued Registration Aids Shareholder Investment Liquidity. Each investor must view the purchase of the Company stock as a long term investment. However, the Company has recognized that due to circumstances beyond the shareholder's control, a small percentage of the shareholders will desire to liquidate all or a portion of their investment at some future date. The Company has no experience with investors desiring to liquidate their investment in order to make accurate projections. Since the Company cannot redeem any shareholder's shares, the Company will make every effort to continue to register its stock for sale to the public and to provide a matching service to its shareholders in order to assist them in liquidating their investment when they desire to do so.

Matching Service For Existing Shareholders to Sell Their Stock. In the event that an existing shareholder desires to liquidate all or a portion of their investment, the Company acts as a facilitator on a first come, first serve basis for the benefit of the selling shareholder. The Company will not actively promote the matching service nor will it receive compensation in any form for doing so. The procedures for using the matching service are as follows:

1.	Upon request, the Secretary will provide any shareholder with a list of all existing shareholders and, in particular, those who are most likely to be interested in purchasing the shares.

2.	Upon request, the Secretary will allow an existing
shareholder to sell his or her stock to any new or existing shareholder before the Company sells its stock to that new or existing shareholder.

3.	The Company accepts no fees for the transaction and acts only in an agency capacity.

4.	In event the Company determines that a given shareholder was merely attempting to invest funds for a short term investment, or is attempting to sell the stock with the intent of later repurchasing stock, the Company reserves the right not to assist that selling shareholder and to deny that investor the ability to purchase additional shares. (See "Plan of Distribution" section.)

                     PLAN OF DISTRIBUTION

The Company plans to distribute the stock itself through the office of the Secretary of the Company. The most likely investors are existing shareholders and investors who have purchased loans from CLS and realtors who belong to the RE/MAX Real Estate system. No commission is being paid to any selling agents.

No Outside Selling Agents. The individuals who are acting as selling agents are corporate Officers, who may be contacted during business hours. The Company President, Mr. William R. Sanden, may also be contacted at 14609 22nd Court S.E., Mill Creek, Washington, 98012 or by telephone at (206) 448-0408.

Shareholder Ownership Restrictions. In order to preserve the Company's tax status as a REIT, Company policy effectively restricts any shareholder from owning more than 9.8% of the Company's outstanding shares. The Secretary may void any transfer of shares that places the Company's REIT tax status in jeopardy. (See "Federal Income Tax Considerations" section.)

Investor Suitability Standard. The Company has established suitability standards which require each individual investor to have, (1) a net worth of at least Twenty Five Thousand Dollars ($25,000), or (2) an annual income of at least Thirty Thousand Dollars ($30,000) and a net worth of at least Ten Thousand Dollars ($10,000), and (3) that money invested in the Company is not required to be used in support of the family budget for necessities, other business needs, to repay other obligations, or to fund other investments in the near future. All computations of net worth shall exclude the value of the investor's personal residence, its furnishings and automobiles. By executing the Subscription Agreement, an investor represents to the Company that the Investor Suitability Standards are met at the time the investment is made. The Investor Suitability Standard does not apply to any donee of a gift or beneficiary of a Trust. The Company will maintain such suitability records until the Company terminates its operations. (See "Market for Common Equity and Related Transactions" section.)

Long Term Investment - Funds May Not be Accepted. An investor should only acquire the common stock issued by the Company as a long term investment. Investments or reinvestments of funds from an investor, who attempts to "park funds" in the Company shares for a short term investment, will not be accepted. In addition, because of the various risks, the tax orientation and the relative lack of liquidity of securities of this type of investment as compared to other investments, each investor must be able to appraise themselves of and assume the risks inherent in the purchase of common stock. All investors, with the assistance of their investment advisor, must evaluate whether this investment is suitable based upon their own investment objectives, financial situation, and needs.

Funds from Stock Sales are Invested in New Loans. The Company intends to invest funds from stock sales into loans that are secured by real estate. The Company expects to purchase new loans and participations in loans that meet its investment
policies from CLS.    At present, CLS has the capacity to sell
the

Company up to Two Million Dollars ($2,000,000) per month in loans that meet the Company's Investment Objectives and Policies.

Board of Directors May Delay or Deny Acceptance of Investors Funds. In event that the Company is attracting significantly more investment proceeds from new investors or from paid off loans than the Company can invest into new loans, the Board of Directors may delay or deny acceptance of investor funds as frequently as necessary until the new investor proceeds can be absorbed into new loans. No investor funds will be escrowed or otherwise accepted for a future purchase.

                       LEGAL PROCEEDINGS

General. The Company is not presently involved, nor does it expect to be involved, in any legal proceedings, except for collection actions on loans that are in default. Since the Company is involved in purchasing loans secured by real property, it will, by its very nature, always be involved in activities to enforce collection on past due loans, including but not limited to Judicial and Nonjudicial Foreclosure of Deeds of Trusts, Mortgage Foreclosures and Real Estate Contract Forfeitures. Counsel for the Company is of the opinion that collection actions on delinquent accounts does not constitute pending or threatening litigation under Financial Accounting Standards Board Opinion Number 5 (FASB 5) and is properly categorized as routine litigation incidental to its business.

Usury and Federal Preemption of State Law. The Company loan portfolio may contain loans that exceed the usury limits for consumer loans made to Washington residents secured by real property located in Washington. The position of Counsel for the Company is that the Federal Depository Institution of Deregulation and Monetary Control Act of 1980 preempts state usury laws for federally related mortgage loans. No Washington State Appellate Court or Federal Court located in Washington has ruled directly on the issue. However, there are an abundance of rulings from other states and other Federal Courts on this issue supporting counsel's position. Generally, federally related mortgage loans are first mortgage loans on a borrower's residence made by a qualified lender. The position of counsel is that CLS is a qualified lender. The position of counsel for the Company is that there will likely be no unasserted claims against the Company on this issue that are probable of assertion and if asserted would have at least a reasonable possibility of an unfavorable outcome.

Home Ownership and Equity Protection Act. In 1994, Congress passed the Home Ownership and Equity Protection Act (HOEPA), which became effective on October 1, 1995. HOEPA defines certain loans, including some loans originated by CLS and subsequently purchased by the Company, as "high cost mortgages."
 Among other provisions, the legislation prohibits high cost mortgages from including certain terms such as prepayment penalties, balloon payments due in less than five years, increases in the rate of interest after default ("default interest"), negative amortization, holding back more than two months of payments from the loan amount to make monthly payments, and charging points on refinancing through the same lender. The bill also provides for increased civil liability for violations of HOEPA and enables the borrower to assert such claims against both the originator of the high cost loan (CLS) and any persons to which the loan is assigned (the Company). Since the loans purchased by the Company are not likely to contain those certain terms precluded by HOEPA, the impact is viewed as minimal. The
Company will monitor the loans that are purchased for the purpose of compliance with the terms of this act.

Investment Company Act of 1940. The Board of Directors and the Company intend to conduct the operations of the Company so that the Company will not be subject to regulation under the Investment Company Act of 1940 (the "Investment Company Act") by virtue of the exception contained in Section 3(c)(5)(C) thereof.
 Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act nor will the Company redeem any shares from an existing shareholder as discussed elsewhere in this Prospectus.

Other Actions. The Company and its counsel are not aware of any proceeding that a governmental authority is contemplating against the Company. However, the Company can expect that its financial records will be reviewed or audited by the Internal Revenue Service for correctness and compliance with the Internal Revenue Code regarding its REIT tax status. (See "Federal Income Tax Considerations" section.) The Company also expects that its operations and financial records will be reviewed by Federal and or State Security Regulators regarding its compliance with Security Regulations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

There are two (2) officers in the Company, namely a President and a Secretary. The President functions as the Chief Executive and Financial Officer and the Secretary functions as the Shareholder Relations Officer. There are five (5) members of the Board of Directors, four (4) of which are considered outside independent members. Each Board Member must have at least three
(3) years experience with financial institutions and investments. All current Board Members have more than three (3) years experience. Each director is elected for a 1 year term at the annual meeting by vote of the shareholders or until they are replaced. The shareholders by majority vote can replace a director at a special shareholder meeting. Current directors are expected to complete their term of office on December 31, 1998, or until they are duly replaced by vote at the annual meeting. Officers serve at the pleasure of the Board of Directors, and can be replaced at any time, by majority vote at a regular or special meeting.

Officers and Directors of the Company. The following persons are the Officers of the Company and are also members of the Board of Directors.



     	Name				             	Age  	Title		     City/State



	1) William R. Sanden ***			46  	President  	Mill Creek, WA
	2) Melvin L. Johnson ***			40  	Secretary	  Edmonds, WA
	3) Ralph Ripley, Jr. *  			61  	Director   	Mill Creek, WA
	4) Jerry Vanhook **     			48	  Director	   Mill Creek, WA
	5) Vicke L. Swanson *		   	41	  Director	   Lake Stevens, WA
	6) Joe Zimmer *			   	     38	  Director	   Seattle, WA
	7) Sue Cooper *			        	53	  Director	   Everett, WA


*    Denotes Independent Director
**   Denotes an Inside Director
***  Denotes Officer who is not a Director




Background & Education information regarding Officers and
Directors of the Company. The following section contains the name, title, employment history and education of all key officers and all directors of the Company.

(1)	William R. Sanden is the President.  He has over 25 years
experience in the employee benefits field, specializing in pension, profit-sharing and 401(k) plans and self-funded health and welfare plans for large corporate clients. For the past 2 years, Mr. Sanden has been the President of Fortune Management, Inc., an employee benefits consulting firm, located in Seattle, Washington. Previously, Mr. Sanden served as Vice-President of Marketing for National Associates, Inc., N.W. for 17 years.

  Mr. Sanden is a graduate of the American College at Bryn Mawr, Pennsylvania. Mr. Sanden is a Certified Life Underwriter. He is also active in several professional associations including the National Association of Health Underwriters, Western Pension and Benefits, Certified Life Underwriters, and Employee Benefits Planning Association. Mr. Sanden is also a Founder and Director of The Bank of Edmonds.

(2)	Mel Johnson is the Secretary.  He has been employed in a
variety of banking positions with First Interstate Bank from 1981 to 1989. He graduated with a degree in Education from
Central Washington University in 1980.   He presently is the
Vice President and a shareholder in CLS Financial Services, Inc., the management company. He has been with CLS since 1990. He is also an officer and shareholder of Puget Sound Investment Group, Inc., an affiliated company.

(4)	Ralph Ripley. Jr. is a Director.  He has over 35 years
experience in property investments as well as ownership of a construction, development, and residential real estate sales company. Mr. Ripley is currently and well over the past 5 years, the President of two large real estate brokerage firms, RE/MAX Canyon Creek Realty in Bothell, Washington and RE/MAX Masters, Inc. in Everett, Washington. Mr. Ripley also serves as trustee for the Profit Sharing Plan for RE/MAX Canyon Creek Realty and manages the real estate investments for the plan.

(5)	Jerry Vanhook is an Inside Director because he is also the
President of the Management Company, CLS. He is and has been President of CLS since its inception in 1990. Prior to that, Mr. Vanhook worked for CLS Mortgage, Inc. in Spokane from
February 1984 until November 1989, in which he was responsible for acquiring and selling similar securities. He has been employed in several management positions with Consumer Financial Companies, Mortgage Banks, and Credit Unions since 1969.

(6)	Vicke L. Swanson is an Outside Director.  She has over 12
years experience in the investment field, specializing in money management for personal trusts, high net worth individuals, pensions, profit sharing, and 401(k) plans. Ms. Swanson is currently a general partner in a financial services company in Everett, Washington, advising realtors on their profit sharing investments and assisting individuals in developing their personal financial plans.

 	Previously, Ms. Swanson served as Vice President & Sr.
Portfolio Manager for an international Japanese Bank. A graduate of the University of Minnesota, Ms. Swanson is a Chartered Financial Analyst. She is a member of the Association for Investment Management and Research and The Seattle Analyst Society. Ms. Swanson is also a CPA qualified candidate and is currently pursuing a Masters Degree in Taxation. Ms. Swanson made All-American in 1980 and was inducted to the University of Minnesota Hall of Fame in 1985.

(7)	Joe Zimmer is an Outside Director.  He is a dentist and a
university instructor. He is a personal investor with experience in the stock market and real estate market. He is a graduate of the University of Washington and has practiced dentistry in Seattle for the past ten years.

(8)	Sue Cooper is an Outside Director.  She has 18 years
experience as an investment manager for retirement plans. She has been personally investing in Mortgage Paper Securities with CLS Financial Services, Inc. since 1990. She has served on the Everett School Board since 1984 and on boards and in leadership positions of other community organizations (United Way, Big Brothers/Big Sisters, Campfire Boys & Girls, LINK -school/business partnership, League of Women Voters). She is a former public school teacher. She graduated from the College of Wooster, Wooster, OH in 1966 with a B.A. in psychology/biology and received a M.A. in education from Eastern Michigan University, Ypsilanti, Michigan in 1968.

Director Responsibilities. The Company has incorporated the NASAA Statements of Policy regarding the management of REITs into its Bylaws. Board Members are referred to as Trustees in the NASAA section regarding REITs. The Company and this Disclosure document interchangeably refer to the Trustees as Board Members. A Board Member must have at least three years of experience in financial markets. The Bylaws require that a majority of the Board consist of independent directors. A director is independent if he is not, directly or indirectly, affiliated with CLS, employed by, having a material business, professional relationship or ownership interest in, or serving as an officer or director of CLS or an affiliated business entity of CLS.


Independent Director Responsibilities. The independent directors are required to monitor the relationship of the Company with CLS, to review and approve all forms of compensation paid to CLS or its affiliates, to review the Company's portfolio to insure that all loans comply with the Company's investment objectives and policies, to declare quarterly dividends, to provide Annual Reports to the shareholders and provide the management with direction regarding the day to day operations of the Company.


Board approves all loans and fees paid to CLS. The full Board reviews and approves all loan acquisitions and fees paid to CLS on a quarterly basis. A majority of the Independent Directors must approve all loans and fees paid to CLS. The full Board of Directors has established a committee, consisting of any two Independent Directors and the President, to review and approve all loan acquisitions that exceed $200,000 prior to the purchase of the loan. The Committee may approve, deny or refer the loan acquisition to the full Board. Since all loans will likely be purchased from CLS, the Board has the option of approving or reversing any loan acquisition that is deemed not in compliance with the Company Investment Policy at the quarterly meeting. (See "Investment Objectives and Policies" and "Conflict of Interest" sections).


Quarterly Reports. The Company will provide Quarterly Financial Reports to the shareholders along with their dividend checks and statements of stock account balances. The Quarterly Financial Report will include a Summary Letter signed by the President, the Unaudited Quarterly Financial Statements which includes the Income Statement for the Period, the Balance Sheet, the Loan Portfolio Report, the Report on Company Owned Property and disclosures of all related party transactions. The Board of Directors has mandated that the quarterly dividend checks be distributed to the shareholders with the Quarterly Report not later than 30 days after the close of each calendar quarter.


Annual Reports. Each year, the Board of Directors will retain a CPA firm to audit the Company's Financial Statements. The Board intends to retain the firm of Nelson Watson and Erickson, in Seattle, Washington to audit the Company records at year end 1998. After receiving the Audit and Management report, the Board will prepare its Annual Report which will be mailed to the shareholders within 120 days after year end and at least 30 days before the Annual Shareholder Meeting. It will contain a Special Report to the shareholders from the Board of Directors, the Audited Financial Statements and the Notice of the Annual Shareholder Meeting and the agenda. The reporting is intended to conform to the NASAA Statements of Policy regarding REIT disclosure guidelines and Generally Accepted Accounting Principles ("GAAP"), Accounting Research Bulletin ("ARB") number 43 Chapter 1A and Financial Accounting Standards Board ("FASB") number 57 & 96.


Board Member and Officer Compensation. The Board of Directors are not compensated for attending regular quarterly or special meetings nor have they been compensated for out of pocket expenses incurred in connection with attendance at the meeting. The Board of Directors are not prohibited from paying the Directors to attend meetings and reimburse out of pocket expenses, provided said payments are approved by the full Board of Directors. The President's annual compensation is based on
 .25% (25 basis points) of a portion of the value of the outstanding and issued stock. (See "Compensation of Officers") The officers of CLS are indirectly compensated for their services as officers, directors, and shareholders in CLS Financial Services, Inc. and its affiliates. (See "Certain Relationships and Related Transactions" section).


No Employees. There are no employees other than the President and the Secretary. The Company expects to contract for legal and accounting services.


Involvement in Certain Legal Proceedings. The Company, its officers and directors, its advisors and affiliates have never filed a Petition in Bankruptcy or Insolvency of any kind. No officer or director has been convicted in a criminal proceeding or is the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). No officer or director is subject to any order, judgment or decree limiting his involvement in any type of business, securities or banking activity. No Officer or Director has been found to have violated any federal or state securities or commodities law.





           THIS SPACE INTENTIONALLY LEFT BLANK











SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All Directors must be Shareholders or Officers in the Company.
However, no Officer or Director can own more than 9.8% of the outstanding and issued stock of the Company. Furthermore, no individual shareholder can own more than 9.8% of the issued and outstanding stock of the Company. Under the Internal Revenue
Code, no five (5) persons can control more than fifty percent
(50%) of the outstanding and issued stock. The Company policy effectively prohibits any shareholder from owning more than 9.8% of the outstanding and issued stock. (See "Federal Income Tax Considerations," and "Certain Relationships and Related Transactions" sections.)
Until the offering becomes effective, no shares will have been issued to the public. Board members are not precluded from purchasing stock in the Company.

                   DESCRIPTION OF SECURITIES

The securities of the issuer being offered is common equity stock in a Washington Corporation. All stock issued and outstanding will be issued for Five Dollars ($5.00), the arbitrary offering price determined by the Board of Directors, which is also the par or stated value of the stock. The Articles of Incorporation require all stock to be issued for $5.00 in cash consideration only. (See "Market for Common Equity and Related Transactions" section and its subsection "Dividend Reinvestment Plan").


The dividends will be declared on a per share basis and paid quarterly within thirty (30) days after the end of the quarter.
(See "Market for Common Equity and Related Transactions" section and its subsections "Distributions of Dividends".)

The stock has all rights allowed at law, including equal voting rights, except that there is no cumulative voting. There are no
preemptive rights.   There are limitations applicable to the
percent of ownership that any individual person may acquire. (See "Plan of Distribution" and "Federal Income Tax Considerations" sections).

           INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the stock issued herein and certain securities and income tax matters have been passed on by DOUGLAS M. O'COYNE, SR., Attorney at Law, of the law firm of O'Coyne & Phillips, P.S., with offices at 9 South Washington, Suite 612, in Spokane, Washington, 99201 and by RICHARD A. EKMAN, Attorney at Law, of the law firm of Ekman, Bohrer & Thulin, P.S. with offices at 220 West Mercer Street, Suite 400, in Seattle, Washington 98119.

The Financial Statements of the Company will be audited by the accounting firm of Nelson Watson & Erickson, with offices at 200
1st Ave West, in Seattle, Washington, 98119. The auditors will be paid on an hourly fee basis.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                      SECURITIES ACT LIABILITIES


In general, the Directors are accountable to the shareholders as fiduciaries and are required to perform their duties in good faith and in a manner each Director believes to be in the best interest of the Company, with such care, including reasonable inquiry, as a prudent person in a like position would use under similar circumstances. Accordingly, the Directors must supervise the relationship of the Company with CLS in the performance of its duties under the Management Agreement, and must determine that the compensation paid directly and indirectly to CLS is reasonable in relation to the nature and quality of the services performed. (See "Certain Relationships and Related Transactions" section).


The Company has chosen, under its Articles of Incorporation and Bylaws to indemnify its Directors, Officers, employees and other agents against certain liabilities incurred in connection with their service in such capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection these securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


General. The Company has elected to contract with CLS and its affiliates to perform all of its business functions, rather than own any equipment, rent any facilities or hire employees. The Company has contracted with CLS since its inception to perform the day to day management of the Company and to provide it with loans to purchase for its portfolio under the Management Agreement, when the Company becomes operational. The Company will rely on PSRESG and PSIG to service those loans. The Company also retains the services of professionals for accounting, legal and consulting work.


Compensation of Officer. The President's annual compensation is based on 1/4 of 1% (.25%) (25 basis points) of the value of the assets of the Company attributed to the stock ownership of RE/MAX brokers, agents and employees. Such salary may be increased or decreased from time to time during the period of employment. The employment agreement may be terminated by either party without cause with a minimum of sixty (60) day notice.


Management Relationships. CLS is paid a management fee for managing and performing the day to day operations of the Company. (See "Summary of Management Agreement" below). CLS is also paid a loan acquisition fee from the loan proceeds that the borrower is responsible to pay. (See "Summary of Loan Acquisition Process" below). CLS is also paid a rate split and its affiliate PSRESG, is paid a servicing fee to service the portfolio and collect on delinquent accounts. PSIG manages the foreclosure process and the REO by the Company. (See "Summary of Collection Process").


Loan Closing and Servicing Relationship. PSRESG is paid a closing fee by the borrower to close the loan, escrow the funds and service the loan in the escrow account over its term. The borrower pays the fee, which is customarily under $100 per year. In event a collection action would be necessary, as part of the escrow instructions, PSRESG initiates the collection action on the defaulted loans, in which case it receives the default interest and the late payments as its compensation for this service to the Company. The borrower pays the service fee, the late fee and the default interest. The Company is not charged any collection fees by PSRESG or PSIG. See "Summary of the Collection Process" below.


Prohibited Lending Practices. The Company has a policy of prohibiting the originating or acquiring of any loans made to any of the Officers, Directors, Shareholders, or other key personnel of the Company, including making any loans to CLS, its affiliated companies or its employees.


Summary of the Management Agreement. The Company has executed a Management Agreement with CLS, with its principal office at 4720 200th Street S.W., Suite #200, Lynnwood, Washington, 98046. The contract is expected to be renewed in 1999 and thereafter.


The Company has contracted with CLS to provide for all of its administrative expenses generally associated with managing a business. CLS pays all expenses typically associated with maintaining an office and has agreed to provide sufficient office space, equipment and personnel to accomplish the day to day function of managing the Company's business as it grows.
CLS is not reimbursed for any administrative costs. CLS is responsible to provide sufficient loans for the Company to purchase and through its affiliates, to service the loans and manage and sell real properties acquired through the foreclosure process. (See "Summary of the Loan Acquisition Process" below). CLS is not responsible for the payment of taxes, securities offering costs, professional accounting fees, legal fees, property management fees, printing costs or costs directly related to shareholder relations and for collection costs on loans not covered in the custom servicing agreement. In event of a dispute over whether an expense is covered or not, the Board of Directors must resolve the issue through negotiation or through mandatory arbitration as set forth in the agreement.

The Company is contractually responsible to pay CLS an annual management fee up to two percent (2%) of the average invested assets or 25% of net income, whichever is greater, paid on a monthly basis. This amount is deemed presumptively reasonable by the NASAA Statement of Policy. Average invested assets for any period is the average of the aggregate book value of the assets of the Company. The Board of Directors will approve the fee on a quarterly basis.


When CLS sells the loan to the Company, it may retain a portion of the interest rate, the "rate split," which is part of the custom servicing agreement. Neither CLS nor the Board of Directors are obligated to cover each loan with the Custom Servicing Agreement. The Board of Directors may purchase loans from another mortgage company, in which case CLS would not be obligated to cover the loan with the Custom Servicing Agreement. In addition, the Board of Directors may elect not to cover certain loans when the risk is not deemed sufficient as to warrant coverage. In other cases, CLS may not offer coverage on a particular loan due to unforeseen factors. The present intention of the Company and CLS is that all CLS originated loans would be covered under the Custom Servicing Agreement.
CLS and its affiliates then service the loan. CLS may assign the "split" to PSIG or PSRESG. In event of default, CLS or an affiliated Company makes the payment due the Company, keeps the default interest and costs of collection, and forecloses the property. The Board of Directors is required to continually monitor the amount of rate split paid to the Company as commercially competitive, fair and reasonable under the circumstances. The purpose for the rate split is to reduce the risk of impact to the Company on defaulted loans (See "Summary of the Collection Process" section). The amount of the split is determined on a case by case basis on each loan. The annual average is expected to be 1 - 2% on all loans in the portfolio.


There is no guarantee that CLS and its affiliates will be able to continue the custom servicing agreement in event of a default on a substantial portion of the portfolio. In the event that the dividends paid is less than 2% per quarter (8% annually), then CLS or its affiliate(s) will not be entitled to any rate split nor any management fee for that quarter. The contractual agreement requires that any dispute be arbitrated in accordance with the rules of the American Arbitration Association with Jurisdiction being in the State of Washington and Venue being in Snohomish County.


Summary of the Loan Acquisition Process. The Company does not directly engage in the loan origination process. The Company has adopted the policy of purchasing loans from CLS. At the closing of the loan purchase, the promissory note is indorsed over to the Company and the security agreement, the Deed of Trust, Real Estate Contract or the Mortgage is assigned to the Company. The assignments are then recorded in the county in the state where the real estate is located and the promissory note is stored in a fire proof area with the escrow company. The Company is free to purchase loans originated by other mortgage brokers, however it is not expected to do so based upon the present loan origination capacity of CLS. The Company is not expected to have the overhead expenses commonly associated with the loan origination process, e.g. advertising, maintaining office space, maintaining and training personnel, answering telephone inquiries, screening borrowers, reviewing the security, closing the loan, setting up the escrow, etc. The Company is reliant upon CLS and it's affiliated companies to perform the entire loan origination, closing and escrow function. CLS is paid a loan acquisition fee (sometime referred to as a loan origination fee or a discount fee) from the loan proceeds at closing. The Borrower is legally obligated to repay the principal, which includes the acquisition fee and other loan costs, over the term of the loan. In effect, the Company does not pay any loan acquisition fee.


CLS is a registered Mortgage Broker Dealer in the State of Washington and has been in business since 1991. CLS sells whole and fractionalized obligations secured by real estate to Washington loan purchasers, who are typically sophisticated individuals who seek a higher return on their investments than is available through established markets. CLS does limited advertising for investors. However, there is no well established market for investors of the type of loans that the Company originates. The investors of fractionalized interests receive a General Offering Circular and a Specific Offering Circular disclosing information about the loan. The Company claims an exemption from Federal securities laws under Section 3(a)(11) of the Act and Rule 147. CLS meets the requirements of a Federally Related Mortgage Lender under the Monetary Act of 1980. (See "Legal Proceedings" section). CLS brokers and originates several different types of loans to several different types of borrowers. In the case of loans that are ultimately sold to the Company, CLS will actually originate the loan to the Borrower(s) using its line(s) of credit.


PSRESG or an independent closer will close the loan, recording all legal documents as appropriate and disbursing the funds. PSRESG then sets up the escrow account and accounts for all loan payments. The interest will then be sold to the Company. The Company may purchase the whole loan or just a part of the loan, which is referred to in the industry as a participation. In a participation, a portion of the loan would be sold to the Company and the balance to other private or institutional investors, under the same terms that the Company receives.


The Board of Directors has approved a loan acquisition fee of up to 12% to be paid to CLS from the loan proceeds, subject to a quarterly review. The fee is actually paid by the borrower over the term of the loan. The loan acquisition fee is negotiated by the Borrower and CLS. The average fee is generally 4% to 6% of the loan principal. The Company and CLS have implemented a review system to account for and approve the loan acquisition fees paid to CLS on a quarterly basis, as is required in the NASAA Statements of Policy regarding REITs.


The loan acquisition fee paid to CLS on some loans may exceed the 6% fee that is generally presumed reasonable by the NASAA Statements of Policy. As specifically provided for under the NASAA Statements of Policy, the Board of Directors are required and will likely approve the acquisition fee paid to CLS as being commercially competitive, fair and reasonable under the circumstances. The factors used in forming the Board's determination are as follows: 1) The borrower is legally obligated to repay the fee, which is included in the loan principal, over the term of the loan; 2) CLS fronts all of the loan origination costs associated with the marketing effort; 3) CLS originates and actually funds the loans using its own line(s) of credit; 4) An affiliated company services the loan in event of a default.


Summary of the Collection Process. The majority of the loans in the Company portfolio are escrowed with an affiliated company of CLS, namely PSRESG. There is a separate escrow agreement for each loan which is executed at loan closing. The borrower pays PSRESG an escrow set up fee at loan closing and an annual fee during the term of the loan. In the event a collection action becomes necessary, PSRESG initiates the collection action on the defaulted loan, in which case it receives the default interest and the late payments as its compensation for this service to the Company, when the payment is made.


In the event the default of 60 days from the payment due date, and provided no acceptable repayment arrangement is agreed upon, then PSIG begins making the payment(s) due the Company, curing any arrearage, and begins the process to foreclose on the property according to state law pursuant to the custom servicing agreement. Essentially, PSIG brings the loan current and pays all costs of Nonjudicial Deed of Trust or Judicial Foreclosures and Real Estate Contract Forfeitures, including attorney fees. In the event that a third party purchases the property at the foreclosure sale, then the outstanding principle on the loan, plus interest, is paid to the Company. In event that PSIG would be the successful bidder, then PSIG will continue to make the payments due on the note to the Company. Upon a private sale by PSIG, the loan will then be paid off and PSIG will retain any excess funds from the sale.


The Company expects that 10 - 15% of the loans in the portfolio will be delinquent at any point in time. The Company expects that PSIG will maintain the payments current on those loans covered by the custom servicing agreement. The Company intends that all loans will be covered by the custom servicing agreement with PSIG. In event that PSIG fails to make any payment on a loan covered by the custom servicing agreement, then PSIG will forfeit any payments made, any rate split payments (held by CLS) and any interest in the foreclosed property. As a result and in that event, the Company expects that it will experience payment delays and some losses on foreclosed property sales.


Management Compensation. The President is compensated based on a certain portion of the outstanding stock at the annual rate of
 .25% (twenty-five basis points). The Company will pay CLS a management fee monthly and CLS will be paid loan acquisition fees at closing from the proceeds of loans funded by the Company. CLS retains the rate split over the term of the loan. PSRESG will be paid an annual escrow fee, the late payment charges and default interest for collection action on the delinquent loans by the borrower.

(1)	Payment of Management Fees:  The full Board of Directors has approved the Management Agreement and approves all management fees paid to CLS in each quarterly director meeting. The
Company will pay CLS an annual fee to manage the operations and cover the overhead costs of the Company. This annual fee will be based on 2% of the total balance of all loans, contracts, and deposits outstanding and payable on a monthly basis not later that the 5th day of the following month at the rate of 1/12 of 2% of the total balance of the loans, contracts, and deposits outstanding at the end of each month.

(2)	Payment of Loan Acquisition Fees:  The Board of Directors of
the Company has approved loan acquisition fees that are paid from the loan proceeds to CLS that in some cases may exceed the standard loan acquisition fee deemed presumptively reasonable by the North American Securities Administrators Association (NASAA) for all REITs offering shares to the public in the United States and Canada. CLS charges the borrower the same fee, regardless of whether the loan is sold to the Company or other loan purchasers. The full Board of Directors will approve the loan acquisition fees paid to CLS in each quarterly director meeting.

(3)	Payment of Loan Closing, Escrow and Late Fees:  CLS funds
loans on its own line(s) of credit, then packages and sells the loan to the Company shortly thereafter. An escrow set up fee and an annual fee will be paid by the borrowers over the term of the loan to PSRESG. In addition PSRESG retains all late fees and default interest that is actually paid by the borrowers whose accounts are delinquent. CLS or its affiliate do not charge the Company for collection activity or for the escrow fees. The borrower pays all fees due on the Escrow. In event that a delinquent loan is turned over to an attorney for collection, the Company is ultimately responsible for all costs associated with the collection action if the loan is not covered by the custom servicing agreement. The full Board of Directors approve all fees and collection costs at each quarterly director meeting.

(4)	Fees Projected to be Received by CLS: CLS will receive a
management fee, a rate split and loan acquisition fees as a result of this offering. The management fee is paid by the Company each month. The contract amount is two percent (2%) of the invested assets, calculated on an annual basis and paid monthly. The rate split is paid by the borrower and is included in each payment. The loan closing, escrow fees, late fee and default interest are paid to an affiliated company, in consideration for maintaining the payment current on each loan so serviced. In the event that more that 20% of the portfolio is in a payment default status, there is no guarantee that CLS and its affiliates will continue to maintain the payments current. Other than forfeiting all rate splits, default interest and late fees on the defaulted loan, CLS and its affiliates are not contractually obligated to keep the payments current.

Conflicts of Interest. The Company has agreed to pay CLS an annual fee (in monthly installments) to manage the operations and cover the overhead costs of the Company. CLS also receives a loan acquisition fee on each loan that is sold to the Company.
 CLS charges the borrower the same fee, regardless of whether the loan is sold to the Company or other loan purchasers. CLS retains the rate split, which is determined at the discretion of CLS based on the risk of default. PSRESG receives a closing fee when the loan is closed and escrow, and collection fees as a result of servicing the loans. (See "Management Agreement and Compensation" above.) The management fee and the loan acquisition fee are expected to be less than the amount deemed presumptively reasonable by the NASAA Statements of Policy. The acquisition fee will constitute the bulk of the compensation received by CLS, and is paid regardless of the future performance of the loan. Due to this fee structure, CLS has an incentive to encourage the acquisition of shorter term loans and to generally advocate a more rapid turnover of the portfolio.


CLS is responsible for acquiring loans for the Company and for managing the Company's day to day affairs under the management contract. CLS also sells loans, which it has originated, to clients other than the Company, and may hold loans for its own account. CLS also determines the amount of the rate split. Due to these relationships, CLS may not always place the most profitable or otherwise desirable loans with the Company. Additionally, CLS may recommend the percentage of the loan placed in its respective clients' portfolios. If the Company does not hold a majority percentage of the loan, it will be unable to control the actions taken by the investor group with respect to the loan.


In an attempt to mitigate the conflicts of interest, CLS and the Company have adopted the following criteria:

	1.	CLS will determine whether the loan is consistent with the
Company's Investment Policy prior to advancing Company loan proceeds;

	2.	All loans are approved by the Board of Directors at each
regularly scheduled quarterly meeting;

	3.	CLS has agreed that the Board of Directors may reverse any
loan purchase if the Board determines that the loan does not meet the Company's Investment Policy set forth in the Bylaws or as made more restrictive by the Board;

	4.	All loans in which the Company's investment exceeds $200,000 are approved in advance by the Special Loan committee composed of any two Independent Directors and the President or by the full Board;

	5.	Where possible, CLS will place an entire loan with the
Company or it will place a loan participation which constitutes a controlling interest in the loan.



                     DESCRIPTION OF THE BUSINESS

Form and Year of Organization. The Company was incorporated in the State of Washington on June 19, 1997. After selling a minimum of $350,000, the Company intends to begin operations in early 1998. The Company intends to pass through all net profits to its shareholders, without the Company paying any Federal Income Tax.


REIT Status. The Company intends to qualify and be taxed as a REIT. The REIT status is contingent upon a number of conditions. There is no assurance that the Company will meet these conditions. The Company will allow shareholders to purchase additional stock by "rolling over" or "reinvesting" dividends into stock. (See Section "Requirements for Qualification as a REIT" below.)


Business of the Company. The Company can best be described as a purchaser of above market rate loans that are well secured by real estate. The Company intends to purchase loans with an annual interest rate of 11% to 14%, with a term of 15 to 20 years and a balloon payment due in 5 to 7 years. The loans will be purchased from CLS. The borrowers will generally lack the credit rating necessary to qualify for the lowest market rate financing but are willing to pay above market rates. The profits will be distributed to the shareholders, without being taxed according to REIT tax rules. (See "Federal Income Tax Considerations" section). Stockholder capital and loan payoff's provide the capital base to purchase new loans. Interest income provides the liquidity to pay expenses and distribute dividends.


Value of Real Estate Collateral. The primary basis for purchasing the loan is the value of the real estate given for security, and to a lesser extent, the borrower's ability to repay the loan. The loans are described as "B" or "C" or sometimes as "hard money" loans in the industry. The
Loan-to-Value ratio ("LTV") ranges from a maximum of 70% for residential property to less depending on the type and marketability of the property. (See "Investment Objectives and Policies" section.) The Management Company, CLS, has profitably operated in expects to continue to do so. There is at present no shortage of borrowers in this market since 1992 and shortage of borrowers who are willing to pay above "A" market interest rates for loans secured by real estate. However, due to the above market interest rates the borrowers are paying, they can be expected to pay off the loans early by either refinancing the loan at a lower rate of interest or by selling the property. In some cases, the loan proceeds will be necessary to start up a new business, that when successful, is able to seek financing from a bank at a lower interest rate.


Reliance on its Management Company (CLS). The Company relies on CLS to supply it with the collateralized loans needed for continued operations. CLS has been in business since 1990.
(See Certain Relationships and Related Transactions" section.) CLS is a full service mortgage company, with the ability to service each segment of the mortgage market. CLS brokers loans guaranteed by the FHA and the VA, conventional loans purchased by institutions and loans purchased by private sources, such as the Company. CLS has the capacity to meet the loan purchase requirements of the Company for the foreseeable future, however the Company reserves the right to contract with other brokers as the Board of Directors deems necessary. A complete copy of the Prospectus regarding CLS Financial Services, Inc.'s mortgage broker/dealer license is available by contacting CLS Financial Services, Inc., at 4720 200th St. S.W., Suite #200, Lynnwood, Washington, 98046, telephone number (206) 744-0386.


Competition. The primary competition in the Pacific Northwest for loans of this type are from a limited number of Mortgage Companies and Investment Groups; several Finance Companies, e.g. Associates Financial Services, Beneficial Financial Services, ITT Financial Services etc., and individual investors who actively purchase interests in what is commonly referred to as Mortgage Paper Securities. The yield expectation of these lenders is similar to the yield expectations of the Company.
The competition is financially strong, stable and well funded.


Ability to Compete. The Company believes it can effectively compete in the market because it has signed a Management Agreement with CLS (See "Certain Relationships and Related Transactions" section). As previously stated, CLS has experience in this business over the past five years. CLS is engaged in originating and acquiring Loans secured by Mortgages, Deeds of Trust and Real Estate Contracts ("Loans") which are held in its portfolio or are sold to Loan Purchasers pursuant to its Mortgage Broker Dealer License. In addition to reselling whole Loans to financial institutions and private Investors, CLS also sells undivided fractional interests in the same loan to up to twenty five loan purchasers pursuant to its Mortgage Broker Dealer License granted by the State of Washington, Department of Securities. The Board of Directors believe that CLS will be able to supply an adequate number of loans consistent with its investment policy for the foreseeable future based on its past performance.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND ANTICIPATED RESULTS OF OPERATIONS

Overview. The basic business of the Company is to purchase loans secured by real estate that yield market interest rates of 11% to 14%. The loans are made based primarily on the value of the real estate securing the loan and to a lesser extent, the borrowers credit worthiness. The maximum Loan to Value Ratio ranges from 70% of the appraised value of residential property to 40% for undeveloped property. (See "Description of the Business" and "Investment Objectives and Policies" sections).


REIT Tax Status. In order to pass through income to its shareholders without being taxed at the Company level, it must comply with the REIT provisions of the Internal Revenue Code.
(See "Federal Income Tax Considerations" section).


Source of Funds to Purchase New Loans. Revenue from the sale of stock, principal payments and loan payoffs provide the Company with the source of funds to invest in new loans. The Company believes that CLS will be able to provide the Company with sufficient loans that meet the Company's Investment Objectives and Policies, now and in the future. (See "Description of the Business" and "Certain Relationships and Related Transactions" section).


Source of Funds to Pay Expenses and Dividends.   The interest
paid on the loans will provide the funds necessary to pay the expenses and make dividend distributions to the shareholders. The Company's expenses are expected to constitute approximately 20% of interest revenues leaving the balance to be paid to the shareholders in quarterly dividend distributions. The Company manages its cash by not purchasing new loans toward the end of the quarter in order to provide the necessary funds to pay the cash dividends as authorized by the Board of Directors shortly after the end of each calendar quarter. The Company expects to continue this type of cash management procedure for the foreseeable future. (See "Description of the Business," "Distributions of Dividends" and "Investment Objectives and Policies" sections).


Anticipated Results from Operations in 1998 and 1999.  The
Company has not yet begun operations and therefore does not have a reasonable basis to make any projections.


Sources of Loans. The loans will be supplied by CLS. The loans will be originated by CLS and purchased from its inventory shortly after the loan is made. The Company will purchase the entire loan or a participation interest in the loan. If the Company purchases a participation interest, CLS will sell the remaining interest to other investors. The Company may also purchase real estate secured loans on the secondary market in which the discounted yield is consistent with the Company's investment objective.


Security for Loans.   The Company expects to primarily purchases
loans secured by first liens in the form of Deeds of Trust, Mortgages, Real Estate Contracts on real property and Mobile Homes affixed to the land. Occasionally, where appropriate and when in its best interest, the Company may acquire some loans secured by a junior lien. The value of the security is determined by an appraisal conducted by a qualified person, or in some cases, based upon the tax valuation of the property. In either instance, the value of the property is an informed opinion, not a precise fact. As a result, the Company imposes loan to value (LTV) guidelines to provide for situations when the actual market value of the property proves to be less than the appraisal.


Loan to Value (LTV) and Underwriting Guidelines.   The Board of
Directors approves all loans on a quarterly basis. (See "Director Responsibilities" and "Summary of the Loan Acquisition Process" sections). The Company's Board of Directors has established the following maximum loan-to-value (LTV) guidelines for the loans it acquires which have been incorporated into the Company Bylaws at Article XIV:


            SECURITY                          MAX LTV

     Unimproved real property                   40%
     Productive farm land                       50%
     Substandard residential and
        commercial property                     60%
     Quality residential property               70%


The Company's general underwriting guidelines requires a showing that the borrower can service the debt from a stable or predictable source of income. In essence the guidelines for B and C grade loans, is forward looking, rather than historical, as the borrower typically has failed to make payments in a timely manner. The Company reviews the root causes to predict whether they will occur in the future, for example, one spouse was not working for 6 months and now has a job, one spouse or a child was sick, causing a reduced income and medical expenses etc. Each case is unique and must be viewed in its totality. The Company then prices the interest rate to the risk involved under the current market conditions. The underwriting process cannot always predict the future with certainty, for example, a borrower or spouse may lose their job a few months after the loan is made.


The Company expects to make loans to consumers who are selling their home and have found another home they wish to purchase, and require funding for the down payment. The underwriting guidelines for bridge loans under $100,000 is an LTV up to 90% of the value of the equity of the home listed for sale. For loans over $100,000, the LTV is up to 80% of the value of the home being sold. The borrower must have grade A or A+ credit, meaning no 30 day lates on any mortgage payment in the last 24 months, and demonstrate adequate stable income to service the debt.


Investment Restrictions. The Company may not invest more than 10% of its assets in any one loan or in loans secured by unimproved real estate, under the rules pertaining to investments by a REIT. Loans that exceed $200,000 of Company funds must be approved in advance. (See "Director Responsibilities" section). The Company is prohibited from making any loan to any member of the Board of Directors, CLS or any of its affiliates. For other restrictions, see the "Federal Income Tax Considerations" section.


Procedure for Enforcing Investment Policy. The Board of Directors meets on a quarterly basis. In event that a loan is purchased from CLS that does not conform to the Company investment policy, the Board of Directors has the option of reversing that loan, in which case CLS would be required to purchase the loan back from the Company. There is no provision for the Board to reverse any loan purchase after it has been approved at the quarterly meeting. (See "Conflicts of Interest" section.)


Plan for the Future.   The Company is committed to offer its
stock for sale to the public for the foreseeable future. The Company expects to fully invest all available funds through the purchase of loans. The Company expects to be able to acquire similar loans in the future. The Company has no plan for leveraged financing and is not dependant upon any bank or financial institution to provide for its liquidity.



In the future, the Company will analyze the consumer need for loans consistent with the Company's investment policies. At present and for the foreseeable future, the economy in the Pacific Northwest continues to expand. Real estate values are increasing and therefore, the value of real estate security remains strong. The Company forecasts a stable demand for its services for the foreseeable future, evidenced by the daily loan inquiries to CLS.



The Company expects that all of the proceeds from this offering will be immediately absorbed into new loans that have been originated by CLS. In the unlikely event the amount received from investors as a result of this offering exceeds the ability of the Company to purchase loans from CLS, the Board of Directors has directed the Secretary to delay acceptance of new investor's funds as necessary, in order to limit the negative impact on the earnings of the Company.



Projections for Stock Sales in 1998 and 1999. The Company projects that investors will purchase, on average, Five Hundred Thousand Dollars ($500,000) monthly until the offering is sold out. The Company intends to initiate future offerings on a two-year cycle.



Capitalization. The Company has no debt and is entirely capitalized through the sale of its stock on the basis of $5.00 per share.



        DESCRIPTION OF COMPANY INVESTMENT OBJECTIVES



Investment Objectives and Policies. The Company's principal investment objective is to acquire a portfolio of real estate collateralized loans that will enable the Company to make quarterly distributions of dividends to its shareholders. It is the Company's policy to primarily acquire loans in which the borrowers are, for a variety of reasons, considered high or higher risk, and which are secured by real estate concentrated in the Pacific Northwest. The Company will generally acquire loans between $25,000 to $150,000 bearing interest rates between 11% to 14%. The loans will generally be amortized over 15 to 20 years with a balloon payment due in five (5) to seven (7) years.



        MARKET FOR COMMON EQUITY AND RELATED TRANSACTIONS



No Public Market. There is no public market for the Company's stock. The stock has not and is not expected to be listed on any stock exchange. The Company intends to continue to register its stock for sale and does offer a matching service in order to facilitate shareholder liquidity.



Ownership Restrictions. No individual may own more than 9.8% of the shares issued by the Company without the written authorization from the Secretary and an opinion of Counsel in order to insure continued compliance with the requirements of IRC e 856(h), which mandates that no five (5) shareholders may own 50% or more of the stock of a REIT. The Secretary may void any transaction which places the REIT tax status in jeopardy. (See "Federal Income Tax Considerations" section.)



Distributions of Dividends.   The Dividends are expected to be
declared, on a per share basis and distributed quarterly within thirty (30) days after the end of the quarter. All dividend calculations will be based on the stated value of $5.00 per share. A person who is a shareholder for less than the entire quarter will have the Dividend prorated according to the number of days the person was a shareholder during the quarter. The Company intends to distribute at least 95% of the net income earned each quarter in order to maintain its REIT tax status. (See "Federal Income Tax Considerations" section).



Dividend Objective and Performance. The Company objective is to distribute dividends on a quarterly basis providing its shareholders with an 8% to 10% annual return on their investment.



Dividend Reinvestment Plan. The Company allows shareholders to receive cash dividends or elect to "roll over" or "reinvest" their quarterly dividends into new shares of stock and take advantage of compounding their investment. The issuing price for the shares is $5.00 per share. Fractional shares may be purchased. The date of purchase is the first day of the new quarter. Typically, cash dividends are paid between 20 and 30 days after the end of the quarter. Any change in the election must be made in writing prior to the end of each quarter. No amount of shares have been allocated to the plan. At the end of each quarter, the shareholder receives a statement indicating the amount of dividends that have been reinvested into new shares. The shareholder can change the election at any time prior to the end of the quarter. There is no policy that would prohibit a shareholder from changing the election on a quarterly basis. The shareholder is taxed on reinvested dividends as if the dividend had been actually paid in cash in the year it was declared. (See "Federal Income Tax Considerations" section).



                     EXECUTIVE COMPENSATION



The Company compensates its President at the annual rate of twenty-five basis points (.25%). (See "Certain Relationships and Related Transactions" section).



                FEDERAL INCOME TAX CONSIDERATIONS



The following is a general summary prepared by Counsel to the Company, of the material federal income tax principles applicable to the Company and its shareholders. The summary is based on the Internal Revenue Code, Judicial Decisions, Treasury regulations, rulings, and other administrative interpretations, all of which are subject to change. Investors should be aware that the Code has been revised substantially by recent legislation, much of which remains uninterpreted. No assurance can be given that future legislation or administrative changes or court decisions will not be retroactive. The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to any of the matters discussed below. The federal income tax provisions governing REITs are highly complicated. An attempt has been made in this section to discuss in detail all of the possible tax considerations applicable to the Company and its shareholders. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN (IF APPLICABLE) TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF THE COMPANY.



Federal Income Taxation of the Company. The Company intends to conduct its operations in a manner that will permit it to qualify as a REIT for federal income tax purposes. The Company has not requested, and does not intend to request, a ruling from the Service that it will qualify as a REIT. The Company will file a no business conducted federal income tax form in 1997, and begin filing as a REIT in succeeding years, claiming its initial election as a REIT in 1998. The REIT qualification represents the view of the Company based on Counsel's review and analysis of existing law, which includes very little controlling precedent. The statutory requirements for the ownership of its shares, the nature of its assets, the sources of its income and the amount of its distributions to shareholders all must be met.
 While the Board of Directors and its Advisor, CLS, intend to cause the Company to operate in such a manner that will enable it to comply with those requirements, there can be no certainty that such intention will be realized. Moreover, relevant law may change so as to make compliance with one or more of the REIT requirements difficult or impracticable. Failure to meet any of the REIT requirements with respect to a particular taxable year could result in termination of the Company's election to be a REIT, effective for the year of such failure and succeeding years.



Counsel to the Company has based his opinion and legal conclusions set forth or referred to herein upon various documents and upon representations by its Officers and its Advisor, CLS, that; (i) the Company will operate in compliance with the Articles of Incorporation and the Bylaws; (ii) the Company will conduct its operations as described in this Offering Circular and Disclosure Document; (iii) the Company will not modify its operations so that it becomes either (a) a financial institution referred to in Section 582(c)(5) of the Code or (b) an insurance company to which subchapter L of the Code applies; (iv) the Company will revoke and not subsequently elect to be treated as an S corporation, a Real Estate Mortgage Investment Conduit, a Regulated Investment Company, or any entity other than a REIT for federal income tax purposes; (v) the Company will invest in Loans conforming to the Investment Policies set forth in the Company Bylaws to the extent that acceptable loans are made available under the Management Agreement by CLS; (vi) the Company will not invest in any assets other than the Loans that are acquired by the Company to the extent that the Company fails to satisfy (a) the nature of assets test described in "Requirements for Qualification as a REIT" below or (b) the sources of income test described in "Requirements for Qualification as a REIT" below; (vii) the Company will satisfy the 30% income test set forth in Section 856(c)(4) of the Code; (viii) the Company will use a calendar year for federal income tax purposes and will comply with the dividend payment and record keeping requirements of Sections 857(a)(1) and (2) of the Code and the Treasury regulations promulgated pursuant thereto; (ix) the Company will properly elect to be treated as a REIT and will satisfy all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; and (x) the Company will have at least 100 shareholders for at least 335 days to each full taxable year, or proportionate part of any shorter taxable year, after its first taxable year. In addition, Counsel has assumed that (i) during the construction phase of any construction loan, the highest principal amount of the loan at no point will exceed the fair market value of the land (or, in the case of a loan secured by a leasehold interest, the fair market value of such interest) plus the reasonably estimated cost (as of the time when the loan is made) of the improvements or developments (other than personal property) that are to be constructed from the proceeds of the loan and that are to secure the loan and (ii) during the permanent phase of each loan, the fair market value of the real property securing the Loan at no point will be less than such principal amount.



As long as the Company qualifies as a REIT for federal income tax purposes, it generally will not be subject to federal income tax on any income or gain that is distributed to shareholders pursuant to current Company policy and procedures. However, any undistributed income or gain will be taxed to the Company at the regular corporate rates. In addition, the Company may be subject to (i) a 100% tax on certain income from any "prohibited transaction" (i.e., sales or other dispositions of property that is stock in trade, inventory, or held primarily for sale to customers in the ordinary course of business), (ii) a 100% tax on the greater of the amount, if any by which it fails the 95% income test or the 75% income test described below, (iii) a tax at the highest corporate rate on any net income relating to "dealer" activities with respect to foreclosure property, (iv) a potential excise tax on a portion of any undistributed income, and (v) a minimum tax on any items of tax preference.



If the Company fails to qualify as a REIT for any taxable year, it will be subject to federal income tax (including any applicable minimum tax) at regular corporate rates and will not receive a deduction for dividends paid to shareholders. As a result, the amount of after tax earnings available for distribution to shareholders would decrease substantially. In addition, the Company will not be eligible to elect REIT status for the four (4) subsequent taxable years, unless its failure to qualify was due to reasonable cause and not to willful neglect, and certain other requirements were satisfied. In order to renew its REIT qualification at the end of the required four year period, the Company will be required to distribute all of its current and accumulated earnings and profits before the end of the period. Any such distributions will be taxable as ordinary income to shareholders. In addition, the Company will be subject to taxation on any unrealized gain in its assets. If the Company were to lose its REIT status, it could liquidate over a period and in the manner that the Board of Directors deems to be in the best interest of the shareholders, and such liquidation likely would be completed before the Company would be eligible to reelect REIT status.



Requirements for Qualification as a REIT. In order to qualify as a REIT, the Company must make an election to be taxed as a REIT and satisfy a variety of complex tests relating to its Share ownership, assets, income, and distributions. Those tests are summarized below:



1.	Share Ownership.  The Company must have at least 100
shareholders for at least 335 days of each full taxable year (or proportionate part of any shorter taxable year) after its first taxable year. In addition, no more than 50% (in Value) of the Shares may be owned, directly or indirectly, by five (5) or fewer individuals (or certain tax exempt entities) at any time during the second half of each taxable year of the Company after its first taxable year. The Company's first taxable year will begin when it acquires significant assets and begins doing business. To assure continued compliance with the 50% diversity of ownership requirement, the Company's Bylaws prohibit any individual investor from acquiring, directly or indirectly, more than 9.8% of the outstanding Shares unless the corporate secretary so approves after making a written finding that no more than five (5) or fewer individuals own more than 50% (ownership test) of the issued and outstanding stock. In addition, a written Opinion of Counsel must be on file before the Secretary can issue the stock. Treasury regulations require the Company to maintain records of the actual ownership of its Shares. In accordance with those regulations, the Company has the right to demand from shareholders of record a written statement, annually or more often, which discloses information concerning the actual ownership of the Shares. Any record shareholder who does not provide the Company with such information is required to include certain specified information relating thereto in his income tax return.

2.	Nature of Assets.  At the close of each calendar quarter, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, or "real estate assets"
(i.e., interests in real property, interest in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares of other qualified REITs, and, in the case of certain capital contributions to the Company, temporary investments in stock or debt instruments during the one year period following the Company's receipt of such capital). The remainder of the Company's assets may be invested in virtually any type of asset except securities of any one nongovernmental issuer in which such securities represent more than 5% of the value of the Company's total assets or more than 10% of the outstanding voting securities of such issuer. A leasehold in real property constitutes an interest in real property for purposes of the asset test. These loans generally will qualify largely or entirely as real estate assets under the 75% requirement. (See "Treatment of Loans Containing
Participation Features" and "3. Sources on Income" below). In addition, to the extent that the Company's funds are not invested in the Loans, the Advisor, CLS, will attempt to make investments that are consistent with the 75% asset requirement. However, no such investments have been identified, and no assurance can be given that the Company's funds will be placed in such investments. If a REIT holds stock in a wholly owned subsidiary meeting certain requirements, the assets of the subsidiary are attributed directly to the parent REIT. The
Company currently does not plan to form such a wholly owned subsidiary, although it may decide to do so in the future. If the Company invests as a partner in a partnership, it will be deemed to own its proportionate share of each of the partnership's assets for purposes of the asset requirements.



	If the Company inadvertently fails to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partially caused by such an acquisition (i.e., if the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence was not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within thirty (30) days after the close of the calendar quarter in which it arose.

3.	Sources of Income.  To qualify as a REIT in any taxable year, the Company must satisfy three distinct tests with respect to the sources of its income: the "75% income test," the "95% income test," and the "30% income test." The 75% income test requires that the Company derive at least 75% of its gross income (excluding gross income from prohibited transactions) from certain real estate related sources, e.g. (i) interest on obligations secured by mortgages on real property or interests in real property, (ii) certain types of rent from real property,
(iii) income or gain from real property acquired through foreclosure or similar proceedings, (iv) gains from the sale or other disposition of certain real property or interests in real property that are not "dealer property" (i.e., property that is stock in trade, inventory, or held primarily for sale to customers in the ordinary course of business), (v) commitment fees with respect to mortgage loans, (vi) income from stock or debt instruments that were acquired as a temporary investment of new capital, if such income is received or accrued during the first year after the Company receives the new capital
("qualified temporary investment income"), (vii) dividends or other distributions on shares of other qualified REITs, (viii) abatements and refunds of taxes on real property, and (ix) gain from the sale or other disposition of a real estate asset that is not a prohibited transaction solely by reason of Section
857(b)(6) of the Code.


	In order to satisfy the 95% income test, at least an additional 20% of the Company's gross income for the taxable year must consist of either income that qualifies under the 75% income test or certain types of passive income, e.g. (i) dividends from companies other than REITs; (ii) interest on obligations that are not secured by interests in real property; (iii) gains from the sale or other disposition of stock, securities, or real property, if such assets are not dealer property; and (iv) payments from certain swap or interest rate agreements entered into by the REIT to hedge against variable rate indebtedness incurred to acquire or carry real estate assets ("Hedging
Instruments").



	The 30% income test, unlike the other income tests, prescribes a ceiling for certain types of income. The Company may not derive more than 30% of its gross income from the sale or other disposition of (i) stock, securities, or Hedging Instruments held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property (including interests in real property and interests in real property mortgages) held for less than four years. A leasehold in real property constitutes an interest in real property for purposes of all of the foregoing income tests.



 For purposes of the foregoing income tests, if the Company invests as a partner in a partnership it will take into account its proportionate share of the partnership's income items, which will retain the same character (e.g. rent, gain from "dealer property," etc.) they have at the partnership level. If the Company fails to meet either the 75% income test or the 95% income test, or both, in a taxable year, it nonetheless might continue to qualify as a REIT if its items of gross income were properly disclosed to the Service. However, in such a case, the Company would be required to pay a tax equal to 100% of any excess non-qualifying income. No analogous relief is available to REITs that fail to satisfy the 30% income test.



	If any loan made by the Company were not treated, in whole or in part, as a real estate asset by reason of the structure of the security for such loan, the interest income therefrom would be considered nonqualifying income for purposes of the 75% income test. However, in the Opinion of Counsel to the Company, the loans will be treated as real estate assets to the extent that the loan amount (i.e. the highest principal amount outstanding during the relevant taxable year) does not exceed the value of the associated real property (or the sum of the land value and the reasonable estimated cost, as of the time when the loan is made, of the related improvements during the period in which the loan is a construction loan). (See
"Treatment of Loans Containing Participation Features" below).
In the case of any loan, made by the Company, secured by both real property and other property: if the loan amount exceeds the value of the real property, an apportionment of the interest income will have to be made, which may result in some nonqualifying income for purposes of the 75% test.

4.	Loans Containing Participation Features.  The Company may
participate in loans with other individuals or companies. The loans are considered as being one of debtor and creditor for federal income tax purposes to the extent of the principal and current interest due on the loans. The Company may share in any appreciation in the value of the property securing the loans which will satisfy the REIT asset and income requirements regardless of whether such feature is treated as a separate equity interest in the properties securing the loans. Consequently, the Participation Loans will be qualifying assets, and the income attributable to the Participation features of such loans will constitute qualifying incomes for purposes of the REIT asset and income requirements. However, as described above, Opinions of Counsel and Management are not binding on the Service and represent only Counsel's best judgment with respect to the legal questions presented. The Company may make any other loans with participation features only if such features would not (i) cause the Company to be treated as a partner of, or joint venturer, with the relevant borrower or (ii) endanger the Company's ability to maintain its status as a REIT.
However, there can be no complete assurance that the Service will not assert successfully a position adverse to the Company with respect to any of the loans. If the Service were to maintain successfully that any loan represented an equity interest in whole or in part, the Company might fail to qualify as a REIT. (See "Requirements for Qualification as a REIT" above).



	It is contemplated that any interest from a Loan Participation feature that is based on the gross revenues from a property securing a loan (a "Current Participation") would qualify as "interest" for purposes of the 75% and 95% tests because of a special rule which allows such treatment if the interest is based on a fixed percentage or percentages of receipts or sales.
 Furthermore, to the extent that a Loan Participation feature based on the residual cash proceeds from sale of the property securing a loan (a "Terminal Participation") constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such a participation feature will be treated as gain from the sale of the secured property and, if held for less than four (4) years, would have to be taken into account in determining whether the Company meets the 30% requirement. In the opinion of the Company's Counsel, its current participation in the loans will constitute interest for purposes of the 75% and 95% income tests, and the terminal participation in the loans will constitute shared appreciation provisions or otherwise will give rise to qualifying gain or income for purposes of the 75% income test.

5.	Required Distributions.  For each taxable year the Company
generally must distribute to the shareholders an amount equal to at least 95% of the sum of its "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and any after tax net income from foreclosure property. "REIT taxable income" is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, e.g. a deduction is allowed for dividends paid, but not for dividends received. A general allowance for bad debts is not tax deductible, but is a generally accepted deduction for computing net income for financial purposes. As a result, the Company may in fact have to distribute dividends in excess of book net income in order to preserve its REIT pass through tax status. The foregoing distribution requirement is based on the Company's taxable income (with various adjustments) rather than its available cash. Therefore, while the Company expects to meet that requirement, its ability to make the required distributions may be impaired if it has insufficient cash flow or otherwise has excessive noncash income or nondeductible expenditures. Furthermore, the distribution requirement may be determined not to have been met in a given year be reason of the Service later successfully challenging the deductibility of a Company expenditure or the Company's computation of the amount of original issue discount on a loan. However, in such event, it generally will be possible to cure the failure to meet the distribution requirement with a "deficiency dividend," as discussed below.



	In general, a distribution must be made during the taxable year to which it relates. However, any dividend that is declared by the Company in the fourth calendar quarter of the year and payable to shareholders of record as of a specified date in one of such months will be deemed to have been paid by the Company and received by shareholders on the record date, if it actually is paid before February 1, of the following calendar year.
Furthermore, if the Company declares a dividend before the due date for filing its Federal Income Tax Return for the taxable year and actually pays the dividend before the first regular dividend made during the year following that taxable year, it may elect, under certain circumstances, to treat the first dividend as relating to the earlier taxable year. Shareholders would recognize the income from such dividend in the year of distribution, regardless of the Company's election. If the Company fails to satisfy the distribution test for a taxable year as a result of an adjustment in certain of its items of income, gain, or deduction by a court or the Service, the Company generally will be permitted to remedy such a failure by paying (i) a deficiency dividend to shareholders and (ii) interest and a penalty to the Treasury.



	The Company intends to meet all of the foregoing qualification tests and requirements. However, if it fails to meet one or more of them and such failure is not mitigated, its election to be a REIT will terminate, effective for the year of such failure and all succeeding years. Furthermore, while the Company has no intention of doing so, it may revoke its election voluntarily.
In the event of any such termination or revocation, a new election may not be made by the Company for any taxable year prior to the fifth taxable year following the year of termination or revocation.



Taxation of the Shareholders. Company distributions (dividends) declared in any year (including (i) distributions that are reinvested automatically pursuant to the Dividend Reinvestment Plan and (ii) distributions received in such year that are taken into account in computing the Company's dividends paid deduction for a prior year) will be taxable as ordinary dividend income to the shareholders in the year they are declared, e.g. fourth quarter dividends declared but actually paid in January are taxable to the shareholder in the year declared, except to the extent they are designated by the Company as capital gain dividends or to the extent they exceed the current or accumulated earnings and profits of the Company. Distributions designated as capital gain dividends will be taxable to the shareholders as long term capital gain in an aggregate amount not to exceed the Company's actual net capital gain for the year. Distributions (other than capital gain dividends) that exceed current or accumulated earnings and profits of the Company will constitute a nontaxable return of capital to the shareholders and will reduce the tax basis of each shareholder in his shares. Any such distribution in excess of the shareholder's tax basis in his shares will be taxable to the shareholder as a capital gain from the sale of the shares (unless the shares constitute "dealer property" of the shareholder, in which case such amount will constitute ordinary income).



Corporate shareholders should note that if the Company acquires and subsequently disposes of any equity interest in real property, they may be required to treat up to 20% of certain capital gain dividends as ordinary income. Furthermore, none of the distributions from the Company received by corporate shareholders, whether characterized as ordinary income or capital gain, will qualify for the dividends received deduction generally available to corporations.



Although the Company's income generally will be recognized by the shareholders, rather than by the Company, any net loss incurred by the Company in a particular taxable year is not deductible by the shareholders on their personal income tax returns. Instead, such loss would be carried over by the Company for potential offset against its future income (subject to certain limitations). Furthermore, if a shareholder had any losses from one or more passive activities in a particular year (such as losses from certain types of limited partnerships in which the shareholder is a limited partner), the taxable portion of the distributions received by the shareholder from the Company in that year may not be offset against such losses because the income and gain from his investment in the Company will constitute portfolio income (or perhaps active income if the Shares are "dealer property" of the shareholder) for purposes of the passive activity loss rules. It should be noted that if a shareholder receives capital gain dividends with respect to Shares and subsequently recognizes a loss on the sale or exchange of such Shares prior to holding them for more than six (6) months (determined with reference to certain specified holding-period rules), such loss will be treated as long term capital loss up to the amount of the previously received capital gain dividends.



The alternative minimum tax is designed to impose additional federal income tax on persons whose regular taxable income is substantially lower than their economic income because of their use of incentive (and certain other favorable) tax provisions. The Code authorizes regulations that apportions income and expense adjustments affecting the computation of the alternative minimum tax between REITs and their shareholders. The Company does not expect to generate a significant amount of such adjustments. However, the Company may be required to withhold and remit to the Treasury 31% of the dividends paid to any shareholder who (i) fails to furnish the Company with a correct taxpayer identification number, (ii) has under reported dividend or interest income to the service, or (iii) fails to certify to the Company that he is not subject to backup withholding. An individual's taxpayer identification number is his social security number.



Taxation of Shareholders on Disposition of Shares. In general, any gain or loss realized upon a taxable disposition of Shares of the Company by a shareholder who is not a dealer in securities will be treated as a long term capital gain or loss if the Shares have been held for more than twelve (12) months and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of Shares held for six
(6) months or less will be treated as a long term capital loss to the extent of any capital gain dividends received with respect to such Shares. All or a portion of any loss realized upon a taxable disposition of Shares of the Company may be disallowed if other Shares of the Company are purchased (under a dividend reinvestment plan or otherwise) within thirty (30) days before or after the disposition.

Capital Gains and Losses. A capital asset generally must be held for more than one (1) year in order for the gain of loss derived from its sale or exchange to be treated as long term capital gain or loss. Long term capital gains are taxed at 28%.
 Short term capital gains are taxed at the same rate as the taxpayers other income. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual deduction of Fifteen Hundred Dollars ($1,500) for individual and married couples filing separately and Three Thousand Dollars ($3,000) for married couples filing a joint return. Unused capital losses may be carried forward.
All net capital gains of a corporate taxpayer are subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three (3) years and forward five (5) years. Due to the political nature of the capital gains tax, there can be no assurance that Congress will or will not change the tax law effective at any time.




		EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH REFERENCE TO HIS OR HER OWN TAX SITUATION,
INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER
TAX LAWS AND ANY POSSIBLE CHANGES IN THE TAX LAWS AFTER THE DATE
HEREOF.





                               GLOSSARY



	The following glossary includes definitions of certain banking, insurance and financial terms not otherwise defined in this Prospectus.



	Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person: (1) Any bank as defined in section 3(a)(2) of the Securities Act of 1933
("Act"), or any savings and loan association or other institution as defined in section 3(a)(5)(A) whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)48) of that act; any small business investment company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of
1958; any private business development company as defined in section 202(a)(22) od the Investment Advisers Act of 1940; any director, executive officer, or general partner of the issuer of the securities being offered or sold, and any other accredited investor under Reg. D Sec. 230.501.



	Affiliate shall mean a person who "controls," is "controlled by," or "is under common control with" another person, as these terms are defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.



	Asset/liability management is the means by which financial institutions such as banks, savings and loan associations and insurance companies control exposure to interest rate risk and provide stable net interest income growth. In an environment of rising interest rates, this is achieved by shortening the average maturity of a financial institution's investment portfolio in order to achieve a more asset sensitive position, thereby allowing quicker asset repricing. Conversely, in a declining interest rate environment the philosophy is to lengthen the average maturity of the investment portfolio and thereby make the institution more sensitive to the interest rates paid on deposits and other of its liabilities.



	Capital adequacy refers generally to a financial institution's position with respect to prescribed regulatory capital requirements. These requirements are imposed, with respect to bank holding companies and banks, by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the office of the Comptroller of the Currency ("OCC"), the Federal Deposit insurance Corporation ("FDIC") and state regulatory authorities;
with respect to savings and loan associations, by the Federal
Reserve Board, the FDIC, the Office of Thrift Supervision
("OTS") and state regulatory authorities; and with respect to insurance companies, by state regulatory authorities acting in conjunction with the National Association of Insurance
Commissioners ("NAIC").



	CLS is the abbreviated name for CLS Financial Services, Inc., the "Management Company", also referred to as the "Advisor".



	Code shall refer to the Internal Revenue Code of 1986, as amended.



	Commercial loans are loans made by financial institutions to businesses for various purposes, and include revolving lines of credit, equipment financing loans and letters of credit.
Commercial loans generally mature within one year, have adjustable interest rates and are secured by inventory, accounts receivable, equipment or real property.



	Commercial paper is a short-term (less than one year to maturity) negotiable promissory note issued in bearer form at a discount from its face value. It is one of the so-called "money market" instruments, along with treasury bills, negotiable certificates of deposit and bankers' acceptances. The principal issuers of commercial paper are financial institutions, industrial and commercial enterprises, and municipalities.



	The consent of a person shall mean the agreement of such person to do the act or thing for which the approval or consent is solicited, or the act of granting such approval, as the consent may require.



	Consumer loans are made by financial institutions to enable their individual customers to purchase automobiles, boats and other large consumer items. Such loans generally are evidenced by promissory notes and are secured by liens and security interests in the consumer items purchased with the loan proceeds. Consumer loans generally have maturities of five years or less and fixed interest rates.



	A deed of trust is an instrument used in many states by which the legal title to real property is placed in one or more trustees to secure the payment of a sum of money or the performance of some other obligation. A deed of trust is akin to, and serves the same purpose as, a mortgage.



	The Federal Deposit Insurance Corporation or FDIC operates as a bureau within the Department of the Treasury and insures deposits in depository institutions such as banks and savings and loan associations. The FDIC also acts as the receiver of certain failed institutions.



	Fiscal Year shall mean the fiscal year of the Company, being the twelve-month period ending December 31st of each year.



	Foreclosure is the term applied to any of the various methods, statutory or otherwise, of enforcing payment of a debt or other obligation secured by a mortgage or deed of trust of real property, or a lien or security interest in personal property, by causing such property to be sold and the proceeds applied to the debt.



	Interest expense, as used in the context of a financial institution, is the interest paid on deposits and borrowing by such institution. Interest income is interest earned by a financial institution on its loan and investment portfolios.
Net interest income or interest income is the difference between interest income and interest expense.



	Lease financing obligations are the obligations of a lessee of equipment or other property to pay lease rental and other sums to the lessor of such equipment or property. Lease financing obligations are primarily incurred in capital lease financing transactions which afford the parties to such transactions certain tax benefits.



	A lien is a charge or security or encumbrance upon real or personal property. One whose debt or claim is secured by a lien on a particular property is known as a lien creditor.



	Liquidity measures a financial institution's ability to respond to requirements for funds. Liquidity sources include both assets and liabilities. Internal sources of liquidity are generally represented by the investment portfolio, federal funds sold and current maturities of certain categories of loans.
External sources include market rate consumer deposits generated by the institution's customer base, time deposits, federal funds purchased and other short-term borrowing.



	Loan loss allowances represent a financial institution's recognition of the risks of extending credit and its evaluation of the quality of its loan portfolio. The allowance, which is accounted for as a reserve on the institution's balance sheet, is generally maintained at a level considered adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio.
This assessment takes into consideration a review of problem loans, business conditions and loss experience, and an overall evaluation of the quality of the underlying collateral, holding and disposal costs, and the cost of funds to the institution.



	A mortgage is an interest in real estate created by a conveyance intended to secure the payment of money or the performance of some other obligation by the grantor of the mortgage, and which becomes void if the payment is made or the other obligation is performed at the time prescribed.



	Net interest margin or net interest spread is the difference between gross interest earned by a financial institution less gross interest paid during the reported period, as adjusted for loan loss allowances. Gross interest earned and gross interest paid are typically determined by reference, respectively, to the weighted average portfolio balances of the interest-earning assets and interest-bearing liabilities of the institution during such period.



	Nonperforming assets of a financial institution, in general, are those of its assets that present reasonable doubts as to the collectibility of interest. For financial and regulatory reporting purposes, these assets consist of nonaccrual and restructures loans, other real estate owned and other assets of questionable financial integrity.



	Operating Expenses shall mean all necessary and reasonable costs and expenses incurred in connection with the operation of the Corporation other than organization and offering costs.





	Organization and Offering Costs shall mean all costs and expenses incurred in preparing the registration statement of which this Prospectus is a part, offering and marketing the Units, and organizing the Corporation, including legal and accounting fees, printing expenses, filing a recording fees, and sales commissions and expenses.



	Other real estate owned or "OREO" or "REO" is property acquired by a financial institution in foreclosure proceedings or by acceptance of deeds in leu of foreclosure. A loan is treated as an "in substance foreclosure" when the financial institution has concluded that the prospect of payment by a borrower is remote and that its only means of collecting on the loan is foreclosure on the collateral.



	A person is any individual, partnership, corporation, unincorporated organization or association, trust or other entity.



	The profits of the Corporation and the losses of the Corporation shall mean the profits and the losses of the Corporation for federal income tax purposes, including, without limitation, each item of Corporation income, gain, loss, deduction or credit, tax-exempt income and nondeductible expenses of the Corporation.



	The Prospectus means this prospectus dated December 11, 1997, which is included as part one of the Corporation's registration statement on Form SB-2 under the Securities Act of 1933, as amended.



	PSIG is the abbreviated name for Puget Sound Investment Group, Inc., an affiliated Company of CLS.



	PSRESG is the abbreviated name for Puget Sound Real Estate Service Group, Inc., a wholly owned subsidiary of PSIG.



	Real Estate Investment Trust ("REIT") is a corporation, trust or association (other than a real estate syndication) which is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as further defined and regulated under e856 of the Internal Revenue Code and the laws of the state of incorporation, namely Washington, the Administrative Code ("WAC") promulgated by the Securities
Division of the Department of Financial Institutions.



	Repricing refers to the practice of a financial institution of periodically changing the mix of its investment portfolio by selling investments or buying investments that more closely match the institution's interest income requirements and its assessment of economic conditions and future changes in interest rates.



	Resolution Trust Corporation or RTC was established by Congress under the Financial Institutions Reform, Recovery and
Enforcement Act of 1989 ("FIRREA") to act as the receiver of failed federally insured commercial banks and savings and loan associations, among other things, and to liquidate the assets of such institutions. The RTC operates as a bureau within the Department of the Treasury.



	Risk-based capital ratios are regulatory formulae applied to most financial institutions which serve as an early warning tool to identify weakly capitalized institutions for purposes of initiating further regulatory action. These formulae vary among the various sectors of the financial industry--for example, the risk-based capital requirements for banks and savings and loan associations are not necessarily the same as those for insurance companies--but are designed generally to establish capital requirements for various categories of risk.



	A security interest is generally defined as an obligation, pledge, deposit, mortgage, deed of trust or lien given by a debtor in order to ensure the payment or performance of his debt or obligation, which furnished the creditor with a resource
(usually real or personal property) which can be resorted to in case the debtor fails in his obligation.



	Statutory accounting practices are those accounting practices prescribed or permitted by an insurance company's domiciliary state insurance regulator for purposes of financial reporting to regulators.



	Statutory admitted assets are assets which are included in measuring an insurance company's statutory surplus for statutory accounting purposes. Other assets, consisting principally of overdue amounts, certain amounts due from insurance agents, prepaid expenses and furniture and equipment are non-admitted for statutory accounting purposes.



	Statutory reserves are amounts established pursuant to state insurance regulations that an insurance company must have available to provide for future obligations with respect to all policies. Reserves are liabilities on the balance sheets of financial statements prepared in conformity with statutory accounting practices.



	Statutory surplus is the excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.



	The Uniform Commercial Code or UCC is a compendium of laws that have been adopted with only slight variation in all 50 states of the United States which focus on commercial transactions, including the creation and perfection of liens and security interests in some types of real property and in personal property, and the effect and negotiability of commercial paper, notes and other financial instruments and obligations.



	Unimproved Real Property means the property of a REIT which has the following three characteristics : (1) an equity interest in property which was not acquired for the purpose of producing rental or other operating income, (2) has no development or construction in process on such land, and (3) no development or construction on such land is planned in good faith to commence on such land within one year.

              THIS SPACE INTENTIONALLY LEFT BLANK

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.



                       AVAILABLE INFORMATION



The Company will provide without charge to any person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). In order to receive such information, please contact the following department:



                         RMX REIT, INC.
                  ATTN: SHAREHOLDER RELATIONS
                  220 WEST MERCER STREET #400
                   SEATTLE, WASHINGTON 98119
                         (206) 282-8221



All questions and requests for information by potential investors should be directed to the address and telephone number noted above. Investment in a small business involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their investment in its entirety.



Each shareholder is provided with a quarterly management report that includes a financial summary for the past quarter, the status of the loan portfolio and the dividend approved by the Board of Directors for the Quarter. The Company also provides the shareholders with an annual report which contains the audited financial statements and the notice of the annual shareholders meeting. The Company has and does intend to comply with the North American Securities Administrators Association (referred to as "NASAA" herein) guidelines adopted for the management and operation of real estate investment trusts (referred to as "REIT" herein). In addition, the Company must comply with the applicable provisions of the Internal Revenue Code in order to maintain its favorable tax pass through status.




INVESTORS SHOULD CAREFULLY REVIEW THIS PROSPECTUS, PARTICULARLY WITH REGARD TO THE RISKS (SEE "RISK FACTORS") AND CONFLICTS OF INTEREST, (SEE "CONFLICTS OF INTEREST") BEFORE MAKING A DECISION TO INVEST. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.



                                 PART II



	This section contains information, list of Exhibits, undertakings and signatures required to be set forth in Part II of Form SB-2nd.




                            Table of Contents


Indemnification of Directors and Officers                          53
Other Expenses of Issuance and Distribution                        53
Recent Sales of Unregistered Securities                            53
Exhibits Index                                                     52
Undertakings                                                      100
Signatures                                                        101



                             EXHIBITS



EXHIBITS TABLE ITEM                                               Page

1.	Underwriting agreement                                         N/A
2. Plan of Acquisition, reorg., arrngmnt, liquid, or
         succession                                               N/A
3.	Certificate of Incorporation                                    54
 		Articles of Incorporation w/amendments,                         55
 		Bylaws w/amendments, Resolutions,                               65
       			Meetings                                                 78
4. Stock Certificates, Subscription & Investment Letter      83,85,87
5. Opinion re: Legality of Stock                                   88
6.	No Exhibit Required                                            N/A
7.	Opinion re: Liquidation Preference                             N/A
8.	Opinion re: Tax matters                                         91
  	Opinion re: Usury                                               93
9.	Voting Trust agreement                                         N/A
10.	Material contracts-Management Agreement                        95
11.	Statement re:  Computation of per sharing earnings            N/A
12.	No exhibit required                                           N/A
13.	Annual or quarterly reports, Form 10-Q                        N/A
14.	Material foreign patents                                      N/A
15.	Letter on unaudited interim financial information             N/A
16.	Letter on change in certifying accountant                     N/A
17.	Letter on director resignation                                N/A
18.	Letter on change in accounting principles                     N/A
19.	Previously unfiled documents                                  N/A
20.	Reports furnished to security holders                         N/A
21.	Other documents or statements to security holders             N/A
22.	Subsidiaries of the registrants                               N/A
23.	Published report regarding matters submitted to vote          N/A
24.	Consent of experts and counsel                                 99
25.	Power of attorney                                             N/A
26.	Statement of eligibility of trustee                           N/A
27.	Invitations for competitive bids                              N/A
28.	Additional exhibits -                                         N/A
29.	Information from reports furnished to
  		State Insurance Authorities N/A



Indemnification of Directors and Officers. The Company has the authority to indemnify its Directors and Officers pursuant to the Statutory provisions set forth in the Revised Code of Washington Chapter 23B.08 et al.



The Company has not limited the Statutory authorization for Permissive or Mandatory Indemnification in its Articles of Incorporation. Generally, the Corporation would be expected to indemnify any individual made a party to a proceeding, simply because the individual is or was a Director, against liability incurred in the proceeding if that individual acted in good faith and that the individual reasonably believed that his/her conduct was in the best interest of the Corporation, or at least not opposed to its best interests. The Company expects that it would be required to indemnify an Officer, Director, Shareholder or Agent for actions set forth in the Chapter 23B.08.500-590 of the Revised Code of Washington as presently in force or as hereinafter modified.



Other Expenses of Issuance and Distribution. The Company has projected that the expenses of Issuance and Distribution will be as follows:


	Legal & Accounting Fees		$35,000
	Copy & Mailing Costs		     2,500
	Registration Fees			       5,000

	Total	               				$42,500



See "Use of Proceeds" section.



Recent Sales of Unregistered Securities. The Company has not sold any securities previous to this offering.